Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING CLASS A ORDINARY SHARES INCLUDING CLASS A ORDINARY SHARES
REPRESENTED BY AMERICAN DEPOSITARY SHARES
OF

JUMEI INTERNATIONAL HOLDING LIMITED

AT
$2.00 PER CLASS A ORDINARY SHARE

AND

$20.00 PER AMERICAN DEPOSITARY SHARE

BY

JUMEI INVESTMENT HOLDING LIMITED
A WHOLLY OWNED SUBSIDIARY OF
SUPER ROI GLOBAL HOLDING LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MARCH 25, 2020, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of February 25, 2020 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement” and “Plan of Merger”), by and among Jumei International Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Jumei” or the “Company”), Super ROI Global Holding Limited, a British Virgin Islands business company (“Parent”) and Jumei Investment Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Purchaser”). Purchaser is offering to purchase all of class A ordinary shares of the Company, par value $0.00025 per share (the “Class A Ordinary Shares”) including all Class A Ordinary Shares represented by American depositary shares (the “ADSs,” each representing ten Class A Ordinary Shares), not currently owned by Parent and Purchaser, for $2.00 in cash per Class A Ordinary Share, or $20.00 in cash per ADS, without interest and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and the related letter of transmittal for Class A Ordinary Shares (the “Share Letter of Transmittal”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal,” together with the Share Letter of Transmittal, “Letters of Transmittal”) which, together with any amendments or supplements, collectively constitute the “Offer.” Upon consummation of the Offer, if all the conditions to the second-step merger (as described herein) are satisfied or waived, Parent and Purchaser will effect a second-step merger (the “Merger”) as promptly as practicable in accordance with the terms of the Merger Agreement at the same per Class A Ordinary Share/ADS price paid in the Offer.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) that, together with any other shares of Jumei beneficially owned by Purchaser, constitutes at least 90% of the total voting power represented by the outstanding shares of Jumei (the “Minimum Condition”); and (ii) Purchaser and Parent shall have sufficient fund, after taking into consideration the aggregate proceeds of a debt financing, cash on hand of Purchaser, Parent, Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Purchaser and Parent, to pay (x) the aggregate Offer price assuming all of the Class A Ordinary Shares and ADSs that are issued and outstanding and not owned by Purchaser are validly tendered and not properly withdrawn and (y) all fees and expenses expected to be incurred in connection with the Offer (the “Financing Condition”). The Offer is also conditioned upon certain other conditions set forth in this Offer to Purchase. See “The Offer—Section 11. Conditions to the Offer” in this Offer to Purchase.

The board of directors of Jumei (the “Jumei Board”), acting upon the unanimous recommendation of a special committee comprised solely of independent and disinterested directors (the “Special Committee”), has: (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Jumei and the Unaffiliated Security Holders (as defined below); (ii) approved and adopted the Merger Agreement and declared it advisable for Jumei to enter into the Merger Agreement and the Plan of Merger and consummate the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Offer and the Merger; and (iii) approved the execution, delivery and performance by Jumei of the Merger Agreement and the Plan of Merger and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Offer and the Merger. The Jumei Board recommends that Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase and the Letters of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

February 26, 2020

IMPORTANT

If you wish to tender all or any portion of your Class A Ordinary Shares and/or ADSs in the Offer, this is what you must do:

•	if you are a record holder of Class A Ordinary Shares, you must complete and sign the enclosed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, and send such to Computershare Trust Company, N.A., the Tender Agent for the Offer. These materials must reach the Tender Agent before 12:00 midnight, New York City time, on the Expiration Date;

•	If you are a registered holder of American depositary receipts (“ADRs”) evidencing ADSs, you should properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to the Tender Agent, such that the Tender Agent receives these documents before 12:00 midnight, New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”);

•	If you are a registered holder of uncertificated ADSs on the books of The Bank of New York Mellon (the “ADS Depositary”), you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, such that the Tender Agent receives these documents before 12:00 midnight, New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee; or

•	If you hold Class A Ordinary Shares/ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and give instructions that your Class A Ordinary Shares/ADSs be tendered.

Detailed instructions are contained in the Share Letter of Transmittal, ADS Letter of Transmittal and in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.”

Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal, or any related documents to Parent, Purchaser, Information Agent or the ADS Depositary.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the Offer, at (212) 269-5550. See the back cover of this Offer to Purchase for additional contact information. Requests for additional copies of this Offer to Purchase, the Letters of Transmittal, and other related materials may also be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other securities intermediary for assistance.

SUMMARY TERM SHEET

Jumei Investment Holding Limited, as Purchaser, is offering to purchase all outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs), par value $0.00025 per share, of Jumei International Holding Limited not owned by Super ROI Global Holding Limited and Purchaser, for $2.00 per Class A Ordinary Share or $20.00 per ADS, net to the seller in cash, without interest and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letters of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letters of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letters of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my securities?

Our name is Jumei Investment Holding Limited. We are an exempted company incorporated with limited liability under the laws of the Cayman Islands formed for the purpose of making this Offer. We are a direct, wholly-owned subsidiary of Super ROI Global Holding Limited, a British Virgin Islands business company. Super ROI Global Holding Limited is ultimately wholly-owned by The Leo Chen Trust. Vistra Trust (Singapore) Pte Limited is the trustee of The Leo Chen Trust, with Mr. Leo Ou Chen (“Mr. Chen”) as settlor and Mr. Chen and his family as beneficiaries. Mr. Leo Ou Chen is the founder, chairman of board of directors, chief executive officer and acting chief financial officer of Jumei.

As of the date of this Offer to Purchase, Purchaser owns 50,892,198 Class B Ordinary Shares, par value $0.00025 per share (the “Class B Ordinary Shares,” together with Class A Ordinary Shares, the “Shares”) which are all of the currently issued and outstanding Class B Ordinary Shares of the Company and represent approximately 44.6% of the outstanding Shares and 88.9% of the total voting power represented by all outstanding Shares of the Company (excluding 36,346,294 Class A Ordinary Shares held in treasury and 1,027,040 Class A Ordinary Shares reserved but unallocated for future issuance upon exercise of share incentive awards). See “The Offer—Section 8. Certain Information Concerning the Offeror Group.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Class A Ordinary Share, including Class A Ordinary Shares represented by ADSs, not owned by Parent and Purchaser. See “Introduction.”

How much are you offering to pay and what is the form of payment?

We are offering to pay $2.00 per Class A Ordinary Share, or $20.00 per ADS, net to seller in cash, without interest, and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes (the “Offer Price”).

Will I have to pay any fees or commissions?

If you are the record owner of Class A Ordinary Shares or ADSs and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own Class A Ordinary Shares or ADSs through a broker or other securities intermediary, and your broker tenders your shares on your behalf, your broker or securities intermediary may charge you a fee for doing so. A cancellation fee of $0.05 per ADS and a depositary service fee of $0.02 per ADS could be deducted from the consideration paid to tendering ADS holder and paid to the ADS Depositary. You should consult your broker or securities intermediary to determine whether any charges will apply. See the “Introduction.”

Do you have the financial resources to make payment?

Yes. We estimate the total amount of funds necessary to purchase all of the outstanding Class A Ordinary Shares and ADSs that Parent and Purchaser do not currently own pursuant to the Offer, to consummate the Merger and to pay related fees and expenses to be approximately $129 million. Purchaser has obtained commitments from Tiga Investments Pte. Ltd. for debt financing in an aggregate amount of $ 16 million (the “Debt Financing”), which, in addition to certain cash on hand of Offeror Group and Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Parent and Purchaser, will be sufficient to fund the purchase of all the Class A Ordinary Shares and ADSs in the Offer and complete the Merger, and pay related transaction fees and expenses. However, funding of the Debt Financing is subject to the satisfaction of various conditions set forth in the commitment letter pursuant to which the Debt Financing will be provided. We believe the Debt Financing shall be sufficient for us to pay for the Class A Ordinary Shares and ADSs tendered and sold to us that, in addition to the Shares we currently own, represent at least 90% of the total voting power represented by the outstanding Shares. Following the consummation of the Offer, we will effect the Merger without any further action by the shareholders of Jumei. See “The Offer—Section 9. Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision to tender Class A Ordinary Shares and/or ADSs and accept the Offer because: (i) the Offer is being made for all outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) solely for cash; and (ii) if we consummate the Offer, we expect to acquire all remaining Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) for the same cash price in the Merger. See “The Offer—Section 9. Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Financing Condition.

The Minimum Condition requires that the number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) that have been validly tendered and not withdrawn, together with any other Shares beneficially owned by Purchaser, constitute at least 90% of the total voting power represented by the outstanding Shares of Jumei. As of the date of this Offer to Purchase, Purchaser owns approximately 88.9% of the total voting power represented by the outstanding Shares. In order to satisfy the Minimum Condition, approximately 6.04 million Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs), or 5.3% of the outstanding Shares (excluding 36,346,294 Class A Ordinary Shares held in treasury and 1,027,040 Class A Ordinary Shares reserved but unallocated for future issuance upon exercise of share incentive awards), must be tendered in the Offer.

The Financing Condition requires that Purchaser and Parent shall have sufficient fund, after taking into consideration the aggregate proceeds of the Debt Financing (as amended or modified), cash on hand of Purchaser, Parent, Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Purchaser and Parent, to pay (x) the aggregate Offer Price assuming all of the Class A Ordinary Shares and ADSs that are issued and outstanding and not owned by Purchaser are validly tendered and not properly withdrawn and (y) all fees and expenses expected to be incurred in connection with the Offer.

The Offer is also subject to a number of other conditions described in this Offer to Purchase. We expressly reserve the right to waive such conditions. See “Introduction,” “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 11. Conditions to the Offer.”

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and Jumei have entered into the Merger Agreement, dated as of February 25, 2020. The Merger Agreement provides, among other things, for the terms and conditions of the Offer. In addition, if the Offer is completed, in accordance with the terms of the Merger Agreement, Purchaser will cause a second-step merger of Purchaser and Jumei in which all remaining shareholders of Jumei (other than Parent and Purchaser) would, without the need for further action by any such shareholder, receive the same price per Share as was paid in the Offer, without interest, and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes. See “Special Factors—Section 7. Summary of the Merger Agreement.”

What does the Jumei Board think of the Offer?

Jumei Board, acting upon the unanimous recommendation of the Special Committee of the Jumei Board comprised solely of independent and disinterested directors, has:

•	determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Jumei and all of the holders of the Shares and ADSs other than Mr. Chen, Parent, Purchaser and their respective affiliates (the “Unaffiliated Security Holders”);

•	approved and adopted the Merger Agreement and declared it advisable for Jumei to enter into the Merger Agreement and the Plan of Merger and consummate the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Offer and the Merger;

•	approved the execution, delivery and performance by Jumei of the Merger Agreement and the Plan of Merger and the consummation of the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Offer and the Merger; and

•	recommended that the Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer.

See “Introduction,” “Special Factors—Section 1. Background” and “Special Factors—Section 3. The Recommendation by the Special Committee and the Board of Directors of Jumei.” A more complete description of the Jumei Board’s approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by Jumei with the Securities and Exchange Commission (the “SEC”) and furnished to shareholders of Jumei in connection with this Offer.

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to Jumei’s Unaffiliated Security Holders, based upon the factors set forth under “Special Factors—Section 4. Position of Offeror Group Regarding Fairness of the Offer and the Merger.”

What is the market value of my Class A Ordinary Shares/ADSs as of a recent date?

On January 10, 2020, the last trading day before Mr. Leo Ou Chen announced a non-binding proposal to acquire all of Jumei’s Class A Ordinary Shares for $2.00 per Share and ADSs for $20.00 per ADS in cash, the per ADS closing price of Jumei reported on the New York Stock Exchange (“NYSE”) was $17.43. The Offer Price represents an approximately 14.7% premium over the January 10, 2020 per ADS closing price. On February 24, 2020, the last trading day before we announced the Merger Agreement and the Offer, the per ADS closing price of Jumei’s ADS reported on NYSE was $15.47. On February 25, 2020, the last trading day before the date we commenced this Offer, the per ADS closing price of Jumei’s ADS reported on NYSE was $19.52. We encourage you to obtain a recent price for ADSs in deciding whether to tender your Class A Ordinary Shares/ADSs. See “The Offer—Section 6. Price Range of the Shares; Dividends.”

Do you have interests in the Offer that are different from my interests as a shareholder of Jumei?

Yes. Our interests in the Offer and the Merger are different from those of shareholders being asked to sell their Shares. On the one hand, if you sell Class A Ordinary Shares/ADSs in the Offer or your Class A Ordinary Shares/ADSs are converted into the rights to receive cash considerations in the Merger, you will cease to have any interest in Jumei and will not have the opportunity to participate in the future earnings or growth, if any, of Jumei and will not bear the burden of a future decrease, if any, in the value of Jumei. On the other hand, we will benefit from any future increase in the value of Jumei and will also bear the burden of any future decrease in the value of Jumei. See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for Jumei After the Offer and the Merger.”

Is this the first step in a going-private transaction?

Yes. The purpose of the Offer is to acquire as many of the Class A Ordinary Shares not currently owned by Parent and Purchaser as possible (but under no circumstances less than those needed to satisfy the Minimum Condition) as a first step in acquiring all of the Shares. If we are successful in completing the Merger after the Offer, the Class A Ordinary Shares will no longer be publicly owned and the ADSs will cease to be listed on NYSE, and Jumei will cease to make filings with the SEC and to comply with the SEC’s rules relating to public companies. See “The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations.”

Will the Offer be followed by a merger if all the Class A Ordinary Shares are not tendered in the Offer?

Following the consummation of the Offer, Parent and Purchaser will own 90% or more of the total voting power represented by the outstanding Shares, and Purchaser will be obligated to consummate a “short-form” merger in accordance with section 233(7) of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Companies Law”) in accordance with the terms of the Merger Agreement without the approval of Jumei’s shareholders. See “Special Factors—Section 7. Summary of the Merger Agreement.”

If I decide not to tender, how will the Offer affect my Class A Ordinary Shares/ADSs?

If the Offer is successful, we will effect the Merger as promptly as practicable thereafter in accordance with the Merger Agreement, and shareholders not tendering in the Offer (other than Parent and Purchaser) will receive as merger consideration the same price per Class A Ordinary Share or per ADS as was paid in the Offer, without interest, and less an ADS cancellation fee of $0.05 per ADS and a depositary service fee of $0.02 per ADS and any other related fees and withholding taxes. See the “Introduction,” “Special Factors—Section 5. Effects of the Offer,” “Special Factors—Section 8. Appraisal Rights; Rule 13e-3” and “The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations.”

How long do I have to decide whether to tender in the Offer? Can the Offer be extended?

You will have until 12:00 midnight, New York City time, at the end of the day on March 25, 2020, to tender your Class A Ordinary Shares/ADSs. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. If any of the Offer Conditions (as defined below) has not been satisfied or waived at the scheduled expiration of the Offer, we may, or at the written request of the Jumei, we shall, extend the Offer for one or more periods, in consecutive increments of not more than 10 business days each (or such other duration as may be agreed to by us and Jumei), to permit such Offer Condition to be satisfied; provided that in no event shall we are permitted without Jumei’s prior written consent or required to extend the Offer beyond one minute after 11:59 p.m., New York City time, on the date that is 20 business days after the date that all of the conditions to the Offer (other than any condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time) have been satisfied. We are also required to extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of NYSE or by any applicable U.S. federal securities law. If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the Tender Agent for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Purchaser will not make available a subsequent offering period in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.”

How do I tender my shares?

If you wish to accept the Offer, this is what you must do:

•	if you are a record holder of Class A Ordinary Shares, you must complete and sign the enclosed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, and send such to the Tender Agent for the Offer. These materials must reach the Tender Agent before 12:00 midnight, New York City time, at the end of the day on the Expiration Date;

•	If you are a registered holder of ADRs evidencing ADSs, you should properly complete and duly execute the enclosed ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender to the Tender Agent, such that the Tender Agent receives these documents before 12:00 midnight, New York City time, at the end of the day on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed by a Medallion Guarantee;

•	If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the enclosed ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal to the Tender Agent, such that the Tender Agent receives these documents before 12:00 midnight, New York City time, at the end of the day on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee; or

•	If you hold Class A Ordinary Shares/ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, you must contact your broker, dealer, commercial bank, trust company or other securities intermediary and give instructions that your Class A Ordinary Shares/ADSs be tendered.

In any case, the Tender Agent must receive all required documents prior to the expiration date of the Offer, which is 12:00 midnight, New York City time, at the end of the day on March 25, 2020, unless the Offer is extended. See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Class A Ordinary Shares/ADSs?

You may withdraw Class A Ordinary Shares/ADSs at any time prior to the expiration of the Offer and, if we have not accepted your Class A Ordinary Shares/ADSs for payment by April 26, 2020 (which is the 60th day after the date of the commencement of the Offer), you may withdraw them at any time after that date until we accept Class A Ordinary Shares/ADSs for payment.

How do I withdraw previously tendered Class A Ordinary Shares/ADSs?

To withdraw Class A Ordinary Shares/ADSs, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Class A Ordinary Shares/ADSs. See “The Offer—Section 4. Withdrawal Rights.”

Are appraisal rights available in either the Offer or any subsequent merger?

Appraisal rights are not available in connection with the Offer. For the subsequent Merger, Purchaser expects to merge with and into the Company through a “short-form” merger in accordance with Part XVI and in particular section 233(7) of the Companies Law with the Company continuing as the Surviving Company. Under section 233(7) of the Companies Law, because the Merger is a “short-form” merger, the vote of the holders of Class A Ordinary Shares and the holders of ADSs is not required to effect the Merger if a copy of the Plan of Merger is given to every registered shareholder of the Company. Section 238 of the Companies Law attached as Schedule C hereto provides a procedure for exercising dissenters’ right in the case of a “long-form” merger, However, because the Merger is a “short-form” merger, the terms of Section 238 of the Companies Law do not apply to the holders of the Class A Ordinary Shares and ADSs in connection with the Merger. A copy of the Plan of Merger will be given each registered holder of the Class A Ordinary Shares pursuant to section 233(7) of the Companies Law. See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”

What will happen to my share options and/or RSUs in the Offer?

The Offer is made only for Class A Ordinary Shares/ADSs and is not made for any options to purchase Shares or restricted share units, including options and restricted share units that were granted under any Jumei share incentive plans (“Company Options” and “Company RSUs”). Pursuant to the Merger Agreement, each vested Company Option that is outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right to receive the product of (i) the excess, if any, of the Per Share Merger Consideration (as defined below) over the exercise price per Share of such vested Company Option, multiplied by (ii) the total number of Shares underlying such vested Company Option. Any then-outstanding vested Company Option that has an exercise price per Share equal to or greater than the Per Share Merger Consideration will be cancelled at the effective time of the Merger (the “Effective Time”) and will cease to exist and will not receive any payment for such Company Option. Each RSU that is vested and outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into the right to receive in exchange therefor an amount of cash equal to (i) the Per Share Merger Consideration, multiplied by (ii) the number of Class A Ordinary Shares underlying such Company RSU.

Generally, what are the material United States federal income tax consequences of tendering Class A Ordinary Shares/ADSs or having such exchanged for cash in the Merger?

Generally, if you are a U.S. Holder (as defined in “The Offer—Section 5. Certain Tax Consequences”), the sale of your Class A Ordinary Shares/ADSs pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. See “The Offer—Section 5. Certain Tax Consequences.”

We urge holders of Class A Ordinary Shares/ADSs to consult their own tax advisors about the tax consequences of the Offer and the Merger in light of their particular circumstances.

To whom may I speak if I have questions about the Offer?

You may call D.F. King & Co., Inc., the Information Agent for the Offer, toll free at (866) 796-7178 for assistance. (Banks and brokers may call collect at (212) 269-5550.) See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Class A Ordinary Shares and ADSs of Jumei:

INTRODUCTION

Jumei Investment Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Super ROI Global Holding Limited, a British Virgin Islands business company, hereby offers to purchase all the issued and outstanding Class A Ordinary Shares, par value $0.00025 per share, and ADSs, each of which represents ten Class A Ordinary Shares, of Jumei International Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, other than those owned by Parent and Purchaser, at a price of $2.00 per Class A Ordinary Share or $20.00 per ADS, net to the seller in cash, without interest but subject to applicable $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fee and other related fees and withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal.

Tendering shareholders who are the record owners of Class A Ordinary Shares/ADSs will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Share Letter of Transmittal, stock transfer taxes on the purchase of Class A Ordinary Shares/ADSs by Purchaser pursuant to the Offer. Shareholders who hold their Class A Ordinary Shares/ADSs through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide a Form W-9 or the appropriate Form W-8, as applicable, you may be subject to a required backup withholding of federal United States income tax. See “The Offer—Section 5. Certain Tax Consequences.” Parent and Purchaser will pay all charges and expenses of Computershare Trust Company, N.A. as the Tender Agent and D.F. King & Co., Inc. as the Information Agent incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser, Parent or any affiliate thereof, and each such person. See “The Offer—Section 14. Fees and Expenses.”

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) that, together with any other Shares beneficially owned by Purchaser, constitutes at least 90% of the total voting power represented by the outstanding Shares of Jumei; and (ii) Purchaser and Parent shall have sufficient fund, after taking into consideration the aggregate proceeds of the Debt Financing (as amended or modified), cash on hand of Purchaser, Parent, Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Purchaser and Parent, to pay (x) the aggregate Offer Price assuming all of the Class A Ordinary Shares and ADSs that are issued and outstanding and not owned by Purchaser are validly tendered and not properly withdrawn and (y) all fees and expenses expected to be incurred in connection with the Offer. The Offer is also subject to certain other conditions described in “The Offer—Section 11. Conditions to the Offer.”

According to Jumei, as of February 25, 2020, there were 114,147,610 Shares, being the sum of 63,255,412 Class A Ordinary Shares (excluding 36,346,294 Class A Ordinary Shares held in treasury and 1,027,040 Class A Ordinary Shares reserved but unallocated for future issuance upon exercise of share incentive awards) and 50,892,198 Class B Ordinary Shares. As of the date of this Offer to Purchase, Purchaser owns 50,892,198 Shares, all of which are Class B Ordinary Shares.

The purpose of the Offer is to acquire for cash as many outstanding Class A Ordinary Shares and ADSs not owned by Parent and Purchaser as possible as a first step in acquiring all of the Shares. The Offer is being made pursuant to the Merger Agreement, dated as of February 25, 2020, by and among Parent, Purchaser and Jumei.

If the Offer is completed, in accordance with the terms of the Merger Agreement, Purchaser will cause a second-step “short-form” merger of Purchaser and Jumei in which all remaining shareholders other than Parent and Purchaser would, without the need for further action by such shareholders, receive the same price per share as was paid in the Offer, without interest and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fee and other related fees and withholding taxes. In the Merger, each then issued and outstanding Share (other than Shares held by Parent and Purchaser) will be cancelled and converted into and represent the right to receive, as merger consideration, the Offer Price. In the Merger, the Unaffiliated Security Holders will not have appraisal rights. See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”

If the Offer is not completed for any reason, Parent will review its options. These options include doing nothing, purchasing or selling Shares in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Jumei. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, which may be higher or lower than or the same as the Offer Price. See “Special Factors—Section 5. Effects of the Offer.” For a discussion of other actions that Parent and Purchaser may take if the Offer is not completed, see “Special Factors—Section 6. Conduct of Jumei’s Business if the Offer Is Not Completed.”

Jumei Board, acting upon the unanimous recommendation of the Special Committee, has: (i) determined that that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Jumei and the Unaffiliated Security Holders; (ii) approved and adopted the Merger Agreement and declared it advisable for Jumei to enter into the Merger Agreement and the Plan of Merger and consummate the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Offer and the Merger; and (iii) approved the execution, delivery and performance by Jumei of the Merger Agreement and the Plan of Merger and the consummation of the transactions contemplated by the Merger Agreement and Plan of Merger, including the Offer and the Merger. The Jumei Board recommends that the Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer. A more complete description of Jumei Board’s reasons for approving the Offer and the Merger is set forth in Jumei’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be mailed to the shareholders of Jumei concurrently with the mailing of this Offer to Purchase.

This Offer to Purchase includes certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent’s and Purchaser’s plans with respect to the Shares or actions if the Offer is not completed. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

•	whether the conditions to the Offer will be satisfied;

•	general economic, capital market and business conditions;

•	competitive factors in the industries and markets in which Jumei operates, and general industry trends;

•	the effect of war, terrorism, outbreak or catastrophic events;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

•	the ability of Parent to execute fully on its business strategy after taking Jumei private.

This Offer to Purchase and the related Letters of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Jumei’s shareholders.

SPECIAL FACTORS

1.  Background

Mr. Leo Ou Chen, the ultimate beneficial owner of Parent and Purchaser, founded Jumei in 2010. Since then, Mr. Chen have periodically reviewed Jumei’s long-term strategic plans and considered strategic actions that may be available to Company.

Proposal from Mr. Leo Ou Chen

Between January 2, 2020 to January 10, 2020, Mr. Chen and representatives of Skadden participated in a number of discussions regarding a proposal to acquire all of the outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) of Jumei that are not already owned by Mr. Chen and his affiliates (the “Offeror Group”), including among other details, a summary analysis of steps, legal requirements and an estimated timeline related thereto.

On January 11, 2020, Mr. Chen delivered to the Jumei Board a preliminary non-binding proposal (the “Proposal”), announcing his intent to acquire all of the Shares that are not owned by the Offeror Group, including Shares represented by ADSs, for a purchase price of $20.00 per ADS in cash (the “Proposed Transaction”).

On January 12, 2020, Jumei issued a press release regarding its receipt of the Proposal and the establishment of the Special Committee. On January 13, 2020, Jumei furnished to the SEC its press release as exhibits to a current report on Form 6-K.

On January 13, 2020, Mr. Leo Ou Chen and Parent jointly filed a Schedule 13D/A to reflect its intent with the Proposed Transaction.

Between January 13, 2020 to January 23, 2020, Mr. Chen and representatives of Skadden participated in a number of discussions on certain matters regarding the Proposed Transaction, including, among others, the feasibility to have a two-step Merger and the terms and conditions related thereto.

Between January 13, 2020 and February 10, 2020, Mr. Chen reviewed and discussed with certain financial institutions regarding debt financing of the Proposed Transaction, including, among others, Tiga Investments Pte. Ltd.

On January 14, 2020, Jumei issued a press release regarding Special Committee’s engagement of Houlihan Lokey (China) Limited (“Holihan Lokey”) as its financial advisor. On January 13, 2020, Jumei furnished to the SEC its press release as exhibits to a current report on Form 6-K.

Between January 17, 2020 to January 23, 2020, representatives of Skadden and Hogan Lovells, US legal counsel to the Special Committee (“Hogan Lovells”), participated in a number of discussions regarding the legal matters of the Proposed Transaction, including, among others, the feasibility of a two-step Merger and the terms and conditions related thereto.

On January 24, 2020, Skadden sent an initial draft of the Merger Agreement to Hogan Lovells.

Between February 3, 2020 and February 24 2020, representatives of Skadden and Hogan Lovells participated in a number of discussion regarding the legal matters of the Proposed Transaction and the terms of the Merger Agreement. During such discussions, the effectiveness of the Merger and certain other legal matters with respect to the Cayman Islands law were passed upon and advised by Conyers Dill & Pearman.

Between February 7, 2020 and February 10, 2020, with the assistance of Skadden, Offeror Group and Tiga Investments Pte. Ltd. discussed in detail the terms and conditions under a debt commitment letter (the “Debt Commitment Letter”).

Between February 10, 2020 and February 22, 2020, upon the request of the Special Committee, the Offeror Group presented its plan of financing to the Special Committee, and had a number of discussions with representatives of Hogan Lovells and Houlihan Lokey on such plan.

On February 10, 2020, the Offeror Group received from Tiga Investment Pte. Ltd. the executed Debt Commitment Letter.

On February 11, 2020, Hogan Lovells sent the preliminary comments of the Special Committee to the draft Merger Agreement to Skadden.

Between February 11, 2020 and February 25, 2020, the Offeror Group and representatives of Skadden, the Information Agent and the Tender Agent participated in a number of discussions on the Offer, including among other details, a summary analysis of steps, and an estimated timeline related thereto.

Between February 12, 2020 and February 24, 2020, Skadden and Hogan Lovells exchanged and discussed several comments to the draft Merger Agreement.

On February 14, 2020, Skadden sent the draft of Plan of Merger to Hogan Lovells.

On February 24, 2020, Skadden sent a near-final draft Merger Agreement to Hogan Lovells.

On February 25, 2020, Parent, Purchaser and Jumei executed the Merger Agreement. On the same date, Jumei issued a press release announcing the execution of the Merger Agreement, and furnished to the SEC its press release and the Merger Agreement as exhibits to current reports on Form 6-K.

On February 26, 2020, Parent and Purchaser commenced the Offer.

2.  Purpose of and Reasons for the Offer; Plans for Jumei After the Offer and the Merger

The purpose of the Offer is for Parent to increase its direct and indirect ownership of the outstanding Shares from its current level of approximately 44.6% (representing 88.9% of the total voting power of the outstanding Shares of Jumei) to 100% and, accordingly, to participate in 100% of the earnings and growth in value of Jumei.

If the Offer is completed, in accordance with the terms of the Merger Agreement, Purchaser will cause the Merger to be effected, pursuant to which each then outstanding Class A Ordinary Share/ADS held by the Unaffiliated Security Holders would be converted into and represent the right to receive, as merger consideration, the Offer Price. The cash consideration to be paid in the Merger would be the same as paid in the Offer, less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes. Upon the completion of the Merger, Parent would own 100% of the Shares.

Parent believes that there would be a number of benefits to Jumei that would follow from Jumei being a privately held company owned 100% by Parent. These benefits include the following:

•	by ceasing to be a public company, Jumei will benefit from the elimination of the additional burdens on its management, as well as the expenses, associated with being a public company, including the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources and complying with the Sarbanes-Oxley Act of 2002, enabling management to devote more of their time and energy to core business operations; and

•	as a privately-held company, Jumei will have greater flexibility to focus on long-term business goals, including pursuing strategic transactions and acquisitions, without the constraint of the public market’s emphasis on quarterly earnings.

The determination to proceed with the acquisition of the remaining interest in Jumei at this time would also afford Jumei’s Unaffiliated Security Holders (i) the ability to dispose of their Class A Ordinary Shares and/or ADSs at a premium over market prices prior to the time that Parent’s intention to make the Offer was first announced and (ii) liquidity with respect to their Class A Ordinary Shares and/or ADSs.

Having come to a determination to pursue the acquisition of the Class A Ordinary Shares and ADSs, Parent considered transaction structure alternatives to the Offer, including structuring the transaction as a one-step merger. After considering the advantages and disadvantages of those alternatives, Parent determined to make a cash tender offer followed by a second-step merger. In choosing this structure, Parent considered, among other things, the following:

•	a tender offer followed by a second-step merger is a common means of effecting a going-private transaction by a significant shareholder;

•	the structure of the transaction provides all of Jumei’s Unaffiliated Security Holders with the opportunity to participate in the Offer;

•	for a significant shareholder such as Parent that is seeking to acquire Class A Ordinary Shares and ADSs, whether directly or through a subsidiary such as Purchaser, from a large number of Unaffiliated Security Holders, open-market or privately-negotiated purchases or long-form merger would be less efficient, more complex and more time-consuming than a tender offer followed by a second step short-form merger; and

•	the Unaffiliated Security Holders would likely receive the consideration in payment for their Class A Ordinary Shares/ADSs sooner in a tender offer followed by a second step short-form merger than if Parent pursued a one-step merger transaction.

In connection with the Offer and the Merger, we expect to review Jumei and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Offer and the Merger in order to best organize the activities of Jumei.

Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in Jumei’s business, corporate structure, certificate of incorporation, by-laws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing Jumei to pay a special or extraordinary dividend to the extent permitted by applicable law.

Parent’s current plans for Jumei are based on the assumption that the Offer is completed and Parent will own 100% of the Shares of Jumei upon consummation of the Merger following the completion of the Offer. If, however, the Offer is not completed for any reason, Parent will evaluate its plans for Jumei. See also “Special Factors—Section 5. Effects of the Offer” and “Special Factors—Section 6. Conduct of Jumei’s Business if the Offer Is Not Completed.”

Except as otherwise described in this Offer to Purchase, Parent and Purchaser have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Jumei or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Jumei or any of its subsidiaries; (iii) any material change in Jumei’s present dividend rate or policy or the indebtedness or capitalization of Jumei; or (iv) any other material change in Jumei’s corporate structure or business.

3.  The Recommendation by the Special Committee and the Board of Directors of Jumei

The Special Committee has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of Jumei and the Unaffiliated Security Holders; (ii) recommended that the Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer; and (c) recommended that the Jumei Board take the Company Board Actions (as defined below), in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

The Jumei Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and Unaffiliated Security Holders; (ii) approved and adopted the Merger Agreement and declared it advisable for Jumei to enter into the Merger Agreement and the Plan of Merger and consummate the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Offer and the Merger, (iii) approved the execution, delivery and performance by Jumei of the Merger Agreement and the Plan of Merger and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and (iv) recommended that the Unaffiliated Security Holders accept the Offer and tender their Class A Ordinary Shares and/or ADSs to Purchaser pursuant to the Offer (collectively, the “Company Board Actions”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

Jumei has agreed to file a Recommendation Statement on Schedule 14D-9 with the SEC concurrently herewith indicating the approval of the transaction by Jumei Board and recommending that Jumei’s Unaffiliated Security Holder tender their Class A Ordinary Shares/ADSs in the Offer.

4.  Position of the Offeror Group Regarding Fairness of the Offer and the Merger

The rules of the SEC require Parent, Purchaser and Mr. Leo Ou Chen, as the members of the Offeror Group, to express their belief as to the fairness of the Offer and the Merger to the Unaffiliated Security Holders, i.e., shareholders of Jumei who are not affiliated with the Offeror Group.

The Offeror Group believes that the Offer Price to be received by Jumei’s Unaffiliated Security Holders is fair to such Unaffiliated Security Holders. The Offeror Group bases its belief on, among other things, the following factors, each of which, in its judgment, supports its views as to the fairness of the Offer and the Merger:

•	The Offer Price represents a premium of 14.7% over the closing price of the ADSs on January 10, 2020, the last trading day before Jumei publicly announced its receipt of the Proposal, and a premium of 29.3% over the closing price of the ADSs on February 24, 2020, the last trading day before the execution and the announcement of the Merger Agreement.

•	The Offer will provide Unaffiliated Security Holders with liquidity at a reasonable premium, without the brokerage and other costs typically associated with market sales.

•	The Offer Price will be paid in cash. Therefore, holders of Class A Ordinary Shares/ADSs will receive an immediate and certain value in the Offer or the Merger.

•	The recommendations to Jumei’s Unaffiliated Security Holders by, and the findings of, the Special Committee and the Jumei Board with respect to the fairness of the Offer and the Merger, as described in the Schedule 14D-9 to be filed by Jumei with the SEC under “Item 4. The Solicitation or Recommendation—Reasons for the Offer and the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Offer and the Merger.”

•	The belief that the going concern value of Jumei as a public company could be less than the Offer Price of $20.00 per ADS due to the negative impact of the following factors on Jumei: general market and economic conditions in China, required financial flexibility, conditions in the relevant industries, a rapidly changing competitive environment with new entrants in the market, the current coronavirus outbreak in China and its potential negative impact on the operation of Jumei and its business partners and Jumei’s capability in staying in compliance with applicable laws, regulations and NYSE rules.

•	Following the successful completion of the Offer and the Merger, the Unaffiliated Security Holders will not face the risk of any decline in the value of Jumei.

In addition, we believe that the Offer is procedurally fair to the Unaffiliated Security Holders, based on the following factors:

•	The factors considered by, and the findings of, the Special Committee and the Jumei Board with respect to the procedural fairness of the Offer and the Merger to the Unaffiliated Security Holders as described in the Schedule 14D-9 to be filed by Jumei with the SEC under “Item 4. The Solicitation or Recommendation—Reasons for the Offer and the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Offer and the Merger.”

•	The Special Committee unanimously determined that the transactions contemplated by the Offer and the Merger Agreement are advisable and fair to and in the best interests of the Unaffiliated Security Holders.

•	The Jumei Board, based upon the unanimous recommendation of the Special Committee, has recommended to the Unaffiliated Security Holders that they tender their Class A Ordinary Shares and/or ADSs pursuant to the Offer.

•	The Special Committee, which consisted solely of independent and disinterested directors, was granted the authority to review, discuss, explore, evaluate, negotiate, recommend or not recommend any offer to acquire Shares or any proposal for a merger or other business combination made by Parent.

•	Parent did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

•	The Special Committee retained its own independent legal and financial advisor to assist the Special Committee in connection with the review and consideration of the Offer and the Merger.

•	The Offer Price of $2.00 per Class A Ordinary Share and $20.00 per ADS and the other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Special Committee and its advisors and Parent and its advisors.

•	The fact that the Special Committee received an opinion from its financial advisor, dated February 25, 2020, as to the fairness, from a financial point of view and as of the date of the opinion, of the Offer Price of $2.00 per Class A Ordinary Share and $20.00 per ADS to be received in the Offer and the Merger taken together, by the Unaffiliated Security Holders. See “Item 4. The Solicitation or Recommendation—Reasons for the Offer and the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Offer and the Merger—Opinion of the Special Committee’s Financial Advisor.” in and Annex A to the Schedule 14D-9 to be filed by Jumei with the SEC.

•	The Special Committee had access to all of the information prepared or otherwise developed by Jumei’s management including Jumei’s financial projections.

•	Unaffiliated Security Holders will have sufficient time to make a decision whether or not to tender:

o	The Offer will remain open for a minimum of twenty (20) business days.

o	If Parent or Purchaser amends the Offer to include any material additional information, Parent and Purchaser will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow shareholders to consider the additional information.

•	Each of the Unaffiliated Security Holders will be able to decide voluntarily whether or not to tender such holder’s Class A Ordinary Shares/ADSs.

•	If the Offer is completed, we will consummate the Merger in which all remaining Unaffiliated Security Holders will receive the same price per Share as was paid in the Offer, without interest, and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes.

The Offeror Group also considered the following factors, each of which the Offeror Group considered negative in its considerations concerning the fairness of the terms of the transaction:

•	Any shareholder who tenders all its Class A Ordinary Shares/ADSs in the Offer or has its Class A Ordinary Shares/ADSs converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of Jumei or benefit from increases, if any, in the value of Jumei.

•	As to the Offer Price, the financial interests of the Offeror Group are different than the financial interests of the Unaffiliated Security Holders. In addition, officers and directors of Jumei have actual or potential conflicts of interest in connection with the Offer and any subsequent merger. See “Special Factors—Section 10. Interests of Jumei’s Directors and Executive Officers in the Offer and the Merger.”

•	Because the Merger is being effected pursuant to a “short-form” merger under section 233(7) of Companies Law, the Merger does not require a shareholder vote or approval by special resolution by the Company’s shareholders if a copy of the Plan of Merger is given to every shareholder of the Company. The Unaffiliated Security Holders will not therefore have the opportunity to vote on the Merger. Further, the Unaffiliated Security Holders will not be entitled to the dissenters’ rights available in a “long-form” merger as contemplated under section 238 of the Companies Law.

•	The sale of Class A Ordinary Shares and/or ADSs in the Offer will be taxable for United States federal income tax purposes to tendering shareholders that are U.S. Holders (as defined in “The Offer—Section 5. Certain Tax Consequences”).

None of the members of the Offeror Group found it practicable to assign, nor did any of them assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

The Offeror Group’s consideration of the factors described above reflects its assessment of the fairness of the Offer Price to the Unaffiliated Security Holders in relation to the going-concern value of Jumei's Jiedian power bank sharing business, as well as the liquidation value of certain other businesses of Jumei. The Offeror Group considered it was appropriate to use the liquidation value of the E-Commerce business of Jumei because of the recent operation difficulties faced by Jumei in the E-Commerce segment and the continuous need for cash to operate such businesses by Jumei. Given the capital intensiveness of to continue operating such businesses and the difficulty for Jumei to secure third party financing for such businesses, the Offeror Group believes the liquidation value better reflects the fair value of such businesses and Jumei's assets related thereto for the Unaffiliated Security Holders. The Offeror Group currently has no plan to liquidate any business of Jumei but expressly reserves the right to make any changes that are necessary, appropriate or feasible to capitalize on and optimize the shareholders’ value of Jumei.

Except as discussed above in “Special Factors—Section 1. Background,” the Offeror Group is not aware of any firm offers made by any person, other than Parent and Purchaser, during the two years preceding the date hereof for (i) the merger or consolidation of Jumei with or into another company, or vice versa; (ii) the sale or other transfer of all or any substantial part of the assets of Jumei; or (iii) a purchase of Jumei’s securities that would enable the holder of such securities to exercise control of Jumei.

The foregoing discussion of the information and factors considered and given weight by the Offeror Group is not intended to be exhaustive, but is believed to include the material factors considered by the Offeror Group. The Offeror Group’s views as to the fairness of the Offer to Unaffiliated Security Holders should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder’s Class A Ordinary Shares/ADSs in the Offer.

5.  Effects of the Offer

If the Offer is completed, in accordance with the terms of the Merger Agreement, Purchaser will cause the second-step merger of Purchaser and Jumei in which all remaining Unaffiliated Security Holders would, without the need for further action by such shareholder, receive the same price per share as was paid in the Offer, without interest, and less $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and other related fees and withholding taxes and other fees and expenses. In the Merger, each then issued and outstanding Class A Ordinary Share owned by the Unaffiliated Security Holders, including Class A Ordinary Shares represented by ADSs, will be converted into and represent the right to receive the Offer Price. Because the Merger is being effected pursuant to a “short-form” merger under section 233(7) of the Companies Law, the Merger does not require the vote or approval by the Company’s shareholders if a copy of the Plan of Merger is given to every registered shareholder of the Company. The Unaffiliated Security Holders will therefore not have the opportunity to vote on the Merger. Further, the Unaffiliated Security Holders will not be entitled to the dissenters’ rights available in a “long-form” merger as contemplated by section 238 of the Companies Law. See “Special Factors—Section 8. Appraisal Rights; Rule 13e-3.”

As a result of the Offer, the direct and indirect interest of Parent in Jumei’s net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. If the Offer is completed, following consummation of the Merger, Parent’s interest in such items will increase to 100%, and Parent will be entitled to all benefits resulting from that interest, including all income generated by Jumei’s operations and any future increase in Jumei’s value. Similarly, Parent will also bear the risk of losses generated by Jumei’s operations and any decrease in the value of Jumei after the Merger. Accordingly, former shareholders will not have the opportunity to participate in the earnings and growth of Jumei after the Merger and will not have any right to vote on corporate matters. Similarly, former shareholders will not face the risk of losses generated by Jumei’s operations or decline in the value of Jumei after the Merger.

The Merger is a going-private transaction pursuant to which Purchaser will merge with and into the Company, with the Company continuing as the Surviving Company resulting from the Merger. After the Merger is completed, the Company will be a privately-held company, all of the outstanding equity shares of which will be owned directly and indirectly by Parent. As a result of the Merger, the ADSs will no longer be listed on NYSE and the Company will cease to be a publicly-traded company. Following the Effective Time of the Merger, the Company will file a Form 15 with the SEC, and 90 days after such filing, or such longer period as may be determined by the SEC, the registration of the Class A Ordinary Shares and the ADSs under the Exchange Act will be terminated. See “The Offer—Section 12. Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations.”

If the Offer is not completed for any reason, Parent will review its options. These include doing nothing, purchasing or selling Shares in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Jumei. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, and such price may be higher or lower than or the same as the Offer Price.

6.  Conduct of Jumei’s Business if the Offer Is Not Completed

If the Offer is not completed because any condition is not satisfied or waived, Parent and Purchaser may reevaluate the acquisition of Shares.

In particular, Parent and Purchaser may consider, among other things:

•	not taking any action at that time, including not purchasing any additional Shares;

•	purchasing or selling Shares in the open market or in privately negotiated transactions;

•	making a new tender offer; and

•	consummating a merger or other business combination with Jumei, subject to compliance with applicable law.

If Parent and Purchaser were to pursue any of these alternatives, it might take considerably longer for the Unaffiliated Security Holders to receive any consideration for their Class A Ordinary Shares/ADSs (other than through sales in the open market or otherwise) than if they had tendered their Class A Ordinary Shares/ADSs in the Offer. Any such transaction could result in proceeds per Share to the such Unaffiliated Security Holders that are more or less than, or the same as, the Offer Price or could result in the trading price of the Shares to increase, decrease or be unchanged.

7.  Summary of the Merger Agreement

Merger Agreement.

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the combined Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference. This summary of terms has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Jumei in public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Jumei. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable (and in any event within five (5) business days) after execution of the Merger Agreement. Under the terms of the Merger Agreement, the obligation of Purchaser to accept for payment and pay for Class A Ordinary Shares/ADSs tendered pursuant to the Offer is subject only to the conditions set forth in “The Offer—Section 11. Conditions to the Offer” in this Offer to Purchase (the “Offer Conditions”). Subject to the satisfaction of the Offer Conditions, the Merger Agreement provides that Purchaser will accept for payment and pay for all Class A Ordinary Shares and ADSs validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date (as defined below in “The Offer—Section 1. Terms of the Offer”).

Under the terms of the Merger Agreement, Parent and Purchaser expressly reserve the right to (i) increase the Offer Price and (ii) waive, in whole or in part, any of the Offer Conditions and (iii) make any other changes in the terms and conditions of the Offer, except that, without the prior written consent of Jumei, Parent and Purchaser cannot do any of the following: (A) decrease the Offer Price or change the form of consideration payable in the Offer, (B) decrease the number of Class A Ordinary Shares and ADSs to be purchased in the Offer, (C) impose any conditions to the Offer in addition to the Offer Conditions, (D) waive or change the Minimum Condition or Financing Condition, or (E) amend any other term of the Offer in a manner adverse to the Unaffiliated Security Holder. Purchaser may or, at the written request of the Company (which request shall have been approved by the Special Committee) shall, extend the Offer for one or more consecutive increments of not more than 10 business days each (or such other duration as may be agreed to by Parent and the Company (which agreement shall have been approved by the Special Committee)), if any of the Offer Conditions have not been satisfied or waived at the scheduled Expiration Date, except that in no event will Purchaser be permitted without the Company’s prior written consent or required to extend the Offer beyond one minute after 11:59 p.m., New York City time, on the date that is 20 business days after the date that all of the Offer Conditions (other than any Offer Condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time) have been satisfied. Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC or its staff or by any rule, regulation or position of NYSE or by any applicable U.S. federal securities law.

Tender Offer Solicitation/Recommendation.    On the date of commencement of the Offer, Jumei has agreed to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer and a Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated by the Merger Agreement containing the Jumei Board Recommendation as to the fairness of the Offer and the Merger and will cause the Schedule 14D-9 and Schedule 13E-3 to be disseminated to the holders of Shares.

The Merger. At the Effective Time, Purchaser will merge with and into the Company in accordance with the Companies Law, with the Company continuing as the Surviving Company. We expect the Merger to occur soon (but no later than the third (3rd) business day) after all the closing conditions to the Merger have been satisfied or waived in accordance with the Merger Agreement. Following the Effective Time of the Merger, the Company’s ADSs will no longer be listed on NYSE, and the Company will cease to be a publicly-traded company and will be a privately-held, wholly-owned subsidiary of Parent.

Merger Consideration. Under the terms of the Merger Agreement and the Plan of Merger, at the Effective Time of the Merger (a) each outstanding Share, other than (i) 50,892,198 Class B Ordinary Shares held by Purchaser, (ii) any other Shares held by Mr. Leo Ou Chen, Purchaser or Parent, the Company or any of their respective Subsidiaries, and (c) Shares (including Shares represented by ADSs) reserved (but not yet allocated) for issuance, settlement and allocation upon exercise or vesting of Company Options or Company RSUs (Shares described under (i) through (iii) above are collectively referred to herein as the “Excluded Shares”), will be cancelled in exchange for the right to receive $2.00 in cash without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding ADS (other than ADSs representing the Excluded Shares), together with the underlying Class A Ordinary Shares represented by such ADS, will be cancelled in exchange for the right to receive $20.00 in cash per ADS without interest (the “Per ADS Merger Consideration”) (less $0.05 per ADS cancellation fees and a depositary service fee of $0.02 per ADS pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of May 15, 2014, by and among the Company, The Bank of New York Mellon, as the ADS Depositary, and all owners and holders from time to time of ADSs issued thereunder), in each case net of other related fees and withholding taxes. All 50,892,198 Class B Ordinary Shares held by Purchaser that were issued and outstanding immediately prior to the Effective Time will be converted into 50,892,198 Class B Ordinary Shares of the Surviving Company, all of which will be registered in the name of Parent as Purchaser will cease to exist as a result of the Merger.

Treatment of Vested Options and RSU. Each option to purchase Class A Ordinary Shares (each a “Company Option”) or restricted share unit (each a “Company RSU”) granted under the Jumei’s 2011 Global Share Plan or 2014 Share Incentive Plan (collectively, the “Company Equity Plans”) that is vested and outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time and converted into the right to receive in exchange therefor an amount of cash equal to (A) for each Company Option, (a) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the exercise price per Class A Ordinary Share underlying such Company Option, multiplied by (b) the number of Class A Ordinary Shares underlying such Company Option; or (B) for each Company RSU, (i) the Per Share Merger Consideration, multiplied by (ii) the number of Class A Ordinary Shares underlying such Company RSU. If the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

Treatment of Unvested Options and RSUs. Each Company Option or Company RSU granted under a Company Equity Plan that is outstanding but is unvested prior to the Effective Time will be cancelled as of the Effective Time, automatically without action by the holder of such unvested Company Option or Company RSU, as applicable, for no consideration.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Jumei to Purchaser and Parent and representations and warranties made by Purchaser and Parent to the Company as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to the Unaffiliated Security Holders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC since January 1, 2018 and prior to the date of the Merger Agreement and any matters with respect to which Mr. Leo Ou Chen, after due inquiry, has actual knowledge.

The representations and warranties made by the Company to Purchaser and Parent include representations and warranties relating to, among other matters:

•	the due organization, existence, good standing, and authority to carry on the businesses of the Company and its Subsidiaries;

•	the Company’s compliance with its memorandum and articles of association;

•	the capitalization of the Company, including with respect to the number and type of Shares;

•	except for Company Options and Company RSUs under the Company Equity Plans, and except for the contractual arrangements in relation to VIEs, the absence of (i) any options, warrants, or other rights or commitments of any kind relating to the issued or unissued capital shares of the Company obligating the Company or any of its Subsidiaries to issue or sell any equity interest in the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant any such option, warrant, or other such similar rights or commitments (“Company Equity Interests”) or (ii) any outstanding obligation of the Company or its Subsidiaries to repurchase any Shares of the Company or any shares or other Company Equity Interests in the Company or any of its Subsidiaries;

•	the grant of the Company Options and Company RSUs being in accordance with the terms and conditions of the relevant Company Equity Plan and in compliance with the rules and regulations of NYSE;

•	except for the contractual arrangements through which the Company exerts effective control over its VIEs, the absence of (i) any voting trusts or proxies to which the Company or any of its Subsidiaries is a party and (ii) any preemptive, anti-dilutive, rights of first refusal or other similar rights with respect to securities of the Company or its Subsidiaries;

•	the due execution of the Merger Agreement by the Company, and the power and authority of the Company to execute and deliver, and perform its obligations under, the Merger Agreement and the Plan of Merger;

•	the Jumei Board, acting upon the recommendation of the Special Committee, having approved the Merger Agreement, the Plan of Merger, and the related transactions;

•	there being no required consents and approvals relating to the Company’s execution and delivery, or performance of its obligations under, the Merger Agreement and the Plan of Merger, other than certain enumerated consents and filings;

•	the absence of any conflict with or breach of the governing documents of the Company or any of its Subsidiaries, any agreement to which the Company or any of its Subsidiaries is a party, or any governmental order or applicable law arising from the execution, delivery, and performance of the Merger Agreement by the Company or the completion of the Merger or any of the related transactions;

•	the Company having filed with or furnished to the SEC since January 1, 2018 all documents required under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the SEC thereunder;

•	the Company’s audited and unaudited financial statements filed with or furnished to the SEC since January 1, 2018 having been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and having presented fairly, in all material respects, the financial position, results of operations, shareholders’ equity, and cash flows of the Company as of and for the periods presented;

•	the Company having conducted its business in the ordinary course and consistent with past practice, and no event having occurred that had or would be reasonably expected to have a “Material Adverse Effect” (as defined below), since January 1, 2019; and

•	the absence of any broker’s, finder’s, or financial advisory fees, other than the fees of the Special Committee’s financial advisor.

“Material Adverse Effect” as used in the Merger Agreement means, subject to certain exceptions enumerated in the Merger Agreement, any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or materially delay or prevent the consummation of the Offer, the Merger or the other transactions contemplated thereunder.

The representations and warranties made by Purchaser and Parent to the Company include representations and warranties relating to, among other matters:

•	their due organization, existence and good standing;

•	their due execution of the Merger Agreement and their power and authority to execute and deliver, and perform their obligations under, the Merger Agreement and the Plan of Merger;

•	there being no required consents and approvals relating to Purchaser’s or Parent’s execution and delivery of, or performance of their obligations under, the Merger Agreement and the Plan of Merger, other than certain enumerated consents and filings;

•	the absence of any conflict with or breach of the memorandum and articles of association of Purchaser or Parent, any agreement to which Purchaser or Parent is a party, or any governmental order or applicable law arising from the execution, delivery, and performance of the Merger Agreement by Purchaser, Parent or the completion of the Merger or any of the related transactions;

•	the Financing Commitment (as defined below) being in full force and effect and legal, valid and binding obligations of Parent and, to Parent’s knowledge, the other parties to the Financing Commitment;

•	the sufficiency of funds for Parent, Purchaser to pay the aggregate Offer Price, aggregate Merger Consideration (as defined below) and the other costs and expenses in connection with the Offer, the Merger and the related transactions, assuming funding as contemplated by the Financing Commitment, cash on hand of Offeror Group and Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Parent and Purchaser;

•	other than the Merger Agreement and the Financing Commitment, there are no agreements, arrangements or understandings (whether oral or written) (i) between Purchaser, Parent, or any of their affiliates (excluding the Company and its subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any Subsidiary of the Company, on the other hand, that relate in any way to the Offer or the Merger or the other transactions related thereto (other than any agreements, arrangements or understandings entered into after the date of the Merger Agreement that solely relate to matters as of or following the Effective Time and do not in any way affect the securities of the Company outstanding prior to the Effective Time); or (ii) to which Purchaser or Parent is a party pursuant to which any member of management, director, or shareholder of the Company would be entitled to receive consideration in respect of Company Equity Interests of a different amount or nature than the consideration that is provided for in the Merger Agreement;

•	the absence of litigation, judicial or administrative proceedings, or governmental orders that that would reasonably be expected to prevent, impair or delay the completion of the Merger;

•	other than 50,892,198 Class B Ordinary Shares, neither Purchaser nor Parent beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Share or other Company Equity Interest; and

•	the absence of any broker’s, finder’s, or financial advisory fees in connection with the Merger based on arrangements made by Purchaser or Parent.

Conduct of Business Pending the Merger. The Company has agreed that from the date of the Merger Agreement until the Effective Time or the date, if any, when the Merger Agreement is terminated, except as contemplated by the Merger Agreement or as required by applicable law, the Company (i) will (and will cause its Subsidiaries to) conduct its business in all material respects in the ordinary course of business and use reasonable best efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, and creditors; (ii) will (and will cause its Subsidiaries to) use reasonable best efforts to keep available the services of current officers and key employees; (iii) ) shall not transfer, dispose or create any encumbrance on cash, cash equivalents or marketable securities of the Company or any of its Subsidiaries in an amount exceeding $42,000,000 in a single or a series of transactions; and (iv) will not (and will not permit any of its Subsidiaries to) take any action intended, or that would reasonably be expected, to result in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or fail to make in a timely manner any filings with the SEC required under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder.

No Solicitation. The Company has agreed that it will (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to or for the purpose of encouraging or facilitating a Competing Proposal (as defined below) and (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party with respect to any Competing Proposal.

In addition, the Company has agreed that, except as otherwise permitted by section 7.02 of the Merger Agreement, it will not, from the date of the Merger Agreement until the Acceptance Time or termination of the Merger Agreement, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a Competing Proposal (including by way of furnishing non-public information with respect to the Company); (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third party nonpublic information in connection with or for the purpose of encouraging or facilitating a Competing Proposal; (iii) approve, endorse or recommend any Competing Proposal or authorize or execute or enter into any letter of intent, option agreement, agreement or agreement in principle contemplating or otherwise relating to a Competing Proposal; or (iv) propose or agree to do any of the foregoing.

The Company has also agreed that neither the Jumei Board nor the Special Committee may take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer, or change, withhold, withdraw, qualify or modify, or resolve to change, withhold, withdraw, qualify or modify, in a manner adverse to Purchaser or Parent, the recommendation of the Company Board or the recommendation of the Special Committee.

As used in the Merger Agreement, a “Competing Proposal” means any proposal or offer relating to any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable; (ii) acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs); (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs); (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its Subsidiaries which, in the case of a merger, consolidation, share exchange, or business combination, would result in any Person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more, in each case other than the Offer, the Merger and related transactions.

The Company agreed to notify Parent no later than 48 hours after its receipt of any Competing Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company or any of its Subsidiaries relating to a possible Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent. Such notice must be in writing, and must indicate the identity of the Person making the Competing Proposal, inquiry, or request and all material terms and conditions of such Competing Proposal, inquiry, request, or offer.

If the Company receives an unsolicited, bona fide written Competing Proposal after the Merger Agreement but prior to the Effective Time that did not result from a breach of the provisions of the Merger Agreement, (i) the Company may contact such Person or group of Persons solely to request clarification of the terms and conditions therefor, and (ii) if the Jumei Board, acting upon the recommendation of the Special Committee, or the Special Committee, determines in good faith after consultation with an independent financial advisor and outside legal counsel that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may furnish information (including nonpublic information) to the person who has made such Competing Proposal and engage in or otherwise participate in discussions or negotiations with such person, or effect a Change in the Company Recommendation, recommend a Superior Proposal, authorize the Company to terminate the Merger Agreement and/or enter into a definitive agreement with respect to such Superior Proposal.

As used in the Merger Agreement, a “Superior Proposal” means any bona fide written Competing Proposal that the Jumei Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, and taking into account the Person making the proposal and all legal, regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders (other than Purchaser) than the transactions contemplated in the Merger Agreement (taking into account, any revisions to the terms of the Merger Agreement proposed by Parent in response to such proposal or otherwise) and is otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Competing Proposal” are deemed to be references to “50%” and (ii) no offer may be deemed to constitute a “Superior Proposal” if any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the Person making the proposal and non-contingent.

Notwithstanding any other provision of the Merger Agreement, prior to the Closing, the Jumei Board (acting upon recommendation of the Special Committee) or the Special Committee may direct the Company to terminate the Merger Agreement (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) (such a termination, the “Intervening Event Termination”) if and only if (i) a material development or change in circumstances has occurred or arisen after the date of the Merger Agreement that was not known to, nor reasonably foreseeable by, any member of the Special Committee as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the Merger Agreement (an “Intervening Event”), provided, that in no event shall the following developments or changes in circumstances constitute an Intervening Event: (x) the receipt, existence, or terms of a Competing Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Competing Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof) or (y) any change in the price, or change in trading volume, of the Class A Ordinary Shares or the ADSs (provided, however, that the exception to this clause (y) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (ii) the Jumei Board has first reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, (iii) five (5) business days have elapsed since the Company has given notice of such Intervening Event Termination to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such five (5) business day period, the Company has considered and, if requested by Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of the Merger Agreement proposed by Parent, and (v) the Jumei Board (acting upon the recommendation of the Special Committee) or the Special Committee, following such five (5) business day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of the Merger Agreement proposed by Parent, that failure to do so would reasonably be expected to be inconsistent with the directors’ duties under applicable Law.

Directors’ and Officers’ Indemnification and Insurance. Parent has agreed that it will, and will cause the Surviving Company to, for period of six years after the Effective Time of the Merger (and until such later date as of which any matter covered hereby commenced during such six (6) year period has been finally disposed of), honor and fulfill in all respects the obligations of the Company and each of its Subsidiaries, to the fullest extent permissible under applicable Law, the Company Governing Documents, and corresponding organizational or governing documents of each such Subsidiary, in each case as in effect on the date of the Merger Agreement and under any indemnification or other similar agreements in effect on the date of the Merger Agreement (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (including each present and former director and officer of the Company) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of the Merger Agreement and the related transactions.

Parent has agreed that it will, and will cause the Surviving Company to, for a period of six years after the Effective Time of the Merger (and until such later date as of which any applicable matter commenced during such six-year period has been finally disposed of) comply with all of the Company’s obligations to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) the Merger Agreement and any of the related transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it is ultimately determined that such Covered Person is not entitled to be indemnified.

The Merger Agreement provides that, for a period of six years after the Effective Time of the Merger (or such later date as of which any applicable matter commenced during such six-year period has been finally disposed of), the organizational and governing documents of the Surviving Company must, to the extent consistent with applicable Law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time of the Merger than are set forth in the Company Governing Documents in effect on the date of the Merger Agreement and may not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger must continue in full force and effect in accordance with their terms.

Parent has agreed that, for a period of six years after the Effective Time of the Merger (or such later date as of which any applicable matter commenced during such six-year period has been finally disposed of), it will cause to be maintained in effect the directors’ and officers’ liability insurance policies maintained by the Company as of the date of the Merger Agreement (provided that Parent may substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous than the existing policies) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time of the Merger, provided that Parent is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date of the Merger Agreement by the Company for such insurance (such 300% amount, the “Base Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent will be obligated to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium. The Company, by written notice to Parent given no less than five business days prior to the Effective Time of the Merger, may in its sole discretion elect, in lieu of the insurance program described above, to purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Effective Time of the Merger with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time of the Merger (with an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s directors’ and officers’ liability policy in effect as of the date of the Merger Agreement, and in all other respects comparable to such existing coverage), provided the annual premium does not exceed the Base Premium.

Financing. The Merger Agreement includes Purchaser’s and Parent’s representation that as of February 25, 2020, Parent had delivered to the Company a true and complete copy of a commitment letter, dated as of February 25, 2020, from Tiga Investments Pte. Ltd. (the “Financing Commitment”), pursuant to which Tiga Investments Pte. Ltd. has committed to lend to the Offeror Group (the “Financing”), subject to customary conditions, an amount set forth therein.

The Merger Agreement also includes Parent’s covenant to use its reasonable best efforts to take all actions and do all things necessary to obtain the Financing, including using reasonable best efforts, consistent with the terms of the Financing Commitment, to (i) enter into and maintain in effect a definitive loan agreement as and to the extent contemplated by the Financing Commitment, (ii) obtain the Financing on the terms and conditions described in the Financing Commitment, (iii) satisfy on a timely basis all conditions to the closing of and funding of the Financing consistent with the Financing Commitment, and (iv) consummate the Financing at or prior to the Effective Time of the Merger. Parent may amend the Financing Commitment and related definitive loan agreement so long as (A) the aggregate proceeds of the Financing, together with cash on hand of Offeror Group, Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Purchaser and Parent, will be sufficient for Parent and Purchaser to pay the aggregate Offer Price, aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Offer, the Merger and the related transactions and (B) such amendment would not materially prevent, delay or impede the ability of Purchaser and Parent to consummate the Offer, the Merger and the related transactions. In addition, if Purchaser or Parent becomes aware that any portion of the Financing has become, or is reasonably likely to be, unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (A) Purchaser and Parent shall promptly so notify the Company (in the case of the Financing becoming unavailable), and (B) each of Purchaser and Parent shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions not materially less favorable, in the aggregate, from the standpoint of the Company, to Purchaser and Parent than those contained in the Debt Commitment Letter, in an amount sufficient to consummate the Offer, the Merger and the other Transactions (the “Alternative Financing”), and to enter into new definitive agreements with respect to such Alternative Financing (“Alternative Financing Documents”) and Parent shall deliver to the Company as promptly as practicable (and no later than two (2) business days) after such execution, a true and complete copy of each such Alternative Financing Document (except for customary engagement letters).

Other Covenants

The Merger Agreement also contains covenants of the Company, on the one hand, and Purchaser and Parent, on the other hand, relating to, among other matters:

•	the use of reasonable best efforts by each party to (i) consummate the Offer, the Merger and the related transactions; (ii) obtain from any governmental entity any consent, license, permit, waiver, approval, authorization or order required for the completion of the Merger and the related transactions, and (iii) make all necessary filings and submissions with respect to the Merger Agreement, Merger, and the related transactions and the other transactions contemplated thereby;

•	the use of reasonable best efforts by each party to take action necessary so that no takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar law is or becomes applicable to the Merger or any of the related transactions; and

•	the delisting of the ADSs under the Exchange Act, as promptly as practicable after the Effective Time of the Merger.

Conditions to the Merger. The obligations of the Company, Purchaser, and Parent under the Merger Agreement to complete the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the Merger of the following conditions:

•	the Acceptance Time shall have occurred on the terms and subject to the conditions set forth in the Merger Agreement;

•	no law, statute, rule, or regulation having been enacted or promulgated by any governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) which prohibits or makes illegal the consummation of the Merger and the related transactions; and

•	there being no order or injunction of a court or governmental entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) in effect preventing the consummation of the Merger and the related transactions in any material respect or imposing a Non-Required Remedy.

The obligations of Purchaser and Parent to complete the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the Merger of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement regarding the authorized and issued and outstanding share capital of the Company being true and correct in all respects (except for de minimis inaccuracies), as of the date of the Merger Agreement and as of the Effective Date, as though made as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date;

•	the representations and warranties in the Merger Agreement regarding organization, qualification, capitalization (other than the representations and warranties regarding the authorized and issued and outstanding share capital of the Company referred to in the preceding bullet point), approval by the Jumei Board and no other representations made being true and correct in all material respects as of the date of the Merger Agreement and as of the Effective Time, as though made as of the Effective Time, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date;

•	the representations and warranties of the Company in the Merger Agreement regarding the absence of any events since January 1, 2019 that caused a Material Adverse Effect being true and correct in all respects, except that any such representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date ;

•	each of the other representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the Effective Time, as though made as of the Effective Time, except where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier), individually or in the aggregate, have not had (and would not reasonably be expected to have) a Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•	Parent having received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company confirming the foregoing; and

•	no Material Adverse Effect having occurred since the date of the Merger Agreement and be continuing.

The obligations of the Company to complete the Merger are also subject to the satisfaction or waiver at the Effective Time of the Merger of the following conditions:

•	the representations and warranties of Purchaser and Parent contained in the Merger Agreement being true and correct at and as of the Effective Time of the Merger as though made as of such date, (i) except that representations and warranties that by their terms speak as of a specific date need be true and correct only as of such date and (ii) except where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede or impair the ability of Purchaser and Parent to complete the Merger or the other transactions contemplated by the Merger Agreement;

•	Purchaser and Parent having performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

•	the Company having received a certificate signed on behalf of Purchaser and Parent by a duly authorized executive officer of Purchaser and Parent confirming the foregoing.

Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger under the following circumstances:

•	by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee);

•	by either Parent or the Company:

o	the Acceptance Time has not occurred at or before 5:00 p.m. (New York City time) on the August 31, 2020 (the “Outside Date”); provided that the right to terminate shall not be available to any Party whose breach of any provision of the Merger Agreement is the primary cause of the failure of the Offer to be consummated by the Outside Date;

o	the Expiration Time shall have occurred without Purchaser having accepted for payment any Class A Ordinary Shares or ADSs validly tendered (and not validly withdrawn) pursuant to the Offer and, at the Expiration Time, any Offer Condition (other than any Offer Condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time and that, immediately prior to such termination, is reasonably capable of being satisfied immediately prior to the Acceptance Time) has not been satisfied or, to the extent permitted by the Merger Agreement and applicable Law, waived by Purchaser; provided that the right to terminate shall not be available to any Party whose breach of any provision of the Merger Agreement is the primary cause of the failure of any Offer Condition to be satisfied immediately prior to the Expiration Time; or

o	(A) prior to the Acceptance Time, there shall be in effect any applicable Law, which shall have become final and non-appealable, or a governmental entity of competent jurisdiction shall have issued a final, non-appealable order, decree or ruling, in each case that (i) makes the consummation of the Offer illegal or otherwise prohibited or (ii) permanently enjoins Parent from consummating the Offer or (B) prior to the Effective Time, there shall be in effect any applicable Law, which shall have become final and non-appealable, or a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order, decree or ruling, in each case that (i) makes the consummation of the Merger illegal or otherwise prohibited or (ii) permanently enjoins the Company, Purchaser or Parent from consummating the Merger; provided that the right to terminate shall not be available to any Party whose breach of any provision of this Agreement is the primary cause of the existence of any fact or occurrence described in either of the foregoing clauses (A) and (B).

•	by Parent

o	if, prior to the Acceptance Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the Merger not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) business days before the Outside Date); provided that Parent shall not have the right to terminate at any time that Purchaser or Parent is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

o	there is a Change in the Company Recommendation;

•	by the Company:

o	if, prior to the Acceptance Time, Purchaser shall have (A) failed to commence the Offer within five business days of the latest date on which the Offer was required to be commenced hereunder, (B) terminated the Offer in breach of the terms of the Merger Agreement or (C) made any change to the Offer in material breach of its obligations under the Merger Agreement regarding the Offer; provided that the Company shall not have the right to terminate the Merger Agreement if the Company’s breach of any provision of the Merger Agreement is the primary cause of the failure of Purchaser to timely commence the Offer;

o	at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal or due to an Intervening Event; provided that payment of the Company Termination Fee shall be a condition to the termination of the Merger Agreement by the Company;

o	if there has been a breach by Purchaser or Parent of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the Merger not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) business days before the Outside Date); provided that the Company shall not have the right to terminate the Merger Agreement at any time that the Company is in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

o	if (i) all of the conditions to the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions have been satisfied, or that it is willing to waive any unsatisfied condition, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent has failed to effect the Closing within twenty (20) business days following its receipt of the written notice from the Company.

Termination Fees. The Company is required to pay to Parent a termination fee of $2,500,000 if the Merger Agreement is terminated by the Company as result of a Superior Proposal or an Intervening Event.

Parent is required to pay to the Company a termination fee of $5,000,000, if (i) the Merger Agreement is terminated by the Company where all of the mutual conditions to the completion of the Merger have been satisfied, all of the conditions to Purchaser’s and Parent’s obligations have been satisfied, and Purchaser and Parent have failed to complete the Merger within 20 business days after the Company has confirmed by written notice to Purchaser that all of the conditions to the Company’s obligations have been satisfied or waived by the Company and that the Company is ready, willing and able to complete the merger; or (ii) the Merger Agreement is terminated where conditions to the Offer other than the Minimum Condition or the Financing Condition have been satisfied or are capable of being satisfied if the Acceptance Time were to occur on the date of such termination.

Other Remedies and Limitations on Liability. The parties to the Merger Agreement may be entitled to the grant of specific performance of the terms of the Merger Agreement, including an injunction to prevent breaches of the Merger Agreement by the other parties and to cause the Merger to occur at the Effective Time.

The Company is entitled to an injunction or other appropriate form of specific performance or equitable relief to enforce Purchaser’s and Parent’s obligations to cause the financing for the Merger to be funded and to complete the Merger at the Effective Time, subject to (i) all conditions to Purchaser’s and Parent’s obligations to complete the Merger (other than those conditions that by their terms are to be satisfied at the Effective Time of the Merger) having been satisfied or waived, (ii) the Company having irrevocably confirmed in writing that if the financing for the Merger is funded, it will take actions that are within its control to cause the consummation of the Merger and the related transaction to occur, and (iii) the financing for the Merger not having been funded and Purchaser and Parent not having completed the Merger.

With the exception of circumstances where either the Company or Parent is required to pay a termination fee as described above, neither Parent and Parent, on the one hand, nor the Company, on the other hand, is entitled to monetary damages for a breach by the other of the Merger Agreement, except in the case of fraud or a deliberate act, or a deliberate failure to act, constituting a material breach.

Amendment. The Merger Agreement may be amended only by written agreement of Purchaser, Parent, and the Company.

8.  Appraisal Rights; Rule 13e-3

Appraisal Rights.    As the Merger will be a “short-form” merger in accordance with Part XVI (and in particular section 233(7)) of the Companies Law with the Company continuing as surviving company, the vote of the shareholders of Jumei is not required to effect the Merger. A copy of Section 238 of the Companies Law is attached to this Offer to Purchase as an Exhibit which provides a procedure for exercising dissenters’ rights in the case of a “long-form” merger. However, because the Merger will be a “short-form” merger, the terms of Section 238 of the Companies Law do not apply to the Unaffiliated Security Holders. A copy of Section 238 of the Companies Law is attached to this Offer to Purchase as an Exhibit for the information of the Unaffiliated Security Holders.

Rule 13e-3.    Because Purchaser and Parent are affiliates of Jumei, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Jumei and certain information relating to the fairness of the Offer and the Merger and the consideration offered to Unaffiliated Security Holders be filed with the SEC and disclosed to such Unaffiliated Security Holders. Parent has provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. Parent does not presently intend to file a Form 15 to evidence the termination of Jumei’s duty to file reports pursuant to Sections 13(a) or 15(d) of the Exchange Act in respect of the Class A Ordinary Shares until after the Merger is completed.

9.  Related Party Transactions

The information in “Item 7 Major Shareholders and Related Party Transactions – Related Party Transactions,” is incorporated by reference herein from Jumei’s annual report on the Form 20-F filed with SEC on April 30, 2019 (the “Jumei 2018 Form 20-F”).

From January 1, 2019 to the date of this Offer to Purchaser, there has been no related party transactions between Jumei and each of its directors and executive officers, on one hand, and each member of the Offeror Group, on the other hand.

10.  Interests of Jumei’s Directors and Executive Officers in the Offer and the Merger

In considering the Jumei Board Recommendation, Unaffiliated Security Holders should be aware that Jumei’s executive officers and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of shareholders generally. Jumei Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger Agreement and while determining to make the Jumei Board Recommendation set forth in the Schedule 14D-9.

These interests include:

•	the beneficial ownership by Mr. Leo Ou Chen, the Chairman of Jumei Board, chief executive officer and acting chief financial officer of the Company, of 100% of the outstanding ordinary shares of Parent, which will allow him to participate indirectly in the performance of the Company following the Merger;

•	the cash-out of vested Company Options and/or Company RSU held by directors and executive officers of the Company with the terms under the Merger Agreement;

•	continued indemnification rights, rights to advancement of fees, and directors and officers liability insurance that are required by the Merger Agreement to be provided by the Surviving Company to the existing directors and officers of the Company following the Effective Time of the Merger;

•	the monthly compensation of $20,000 of each member of the Special Committee in exchange for his services in such capacity; and

•	the continuation of service of the executive officers of the Company in positions that are substantially similar to their current positions.

As of February 25, 2020, none of the executive officers and directors of the Company other than Mr. Leo Ou Chen held of record or beneficially owned any Class A Ordinary Shares or ADSs. As disclosed by Jumei to the Offeror Group, after reasonable inquiry, each executive officer, director, affiliate and subsidiary of Jumei other than the Offeror Group, currently intends, subject to compliance with applicable law, to tender all Class A Ordinary Shares/ADSs held of record or beneficially owned by such person or entity in the Offer, to the extent such executive officer, director, affiliate and subsidiary of the Company holds of record or beneficially any Class A Ordinary Shares/ADSs.

THE OFFER

1.  Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Class A Ordinary Shares and ADSs validly tendered prior to the Expiration Date (as defined below) and not withdrawn in accordance with “The Offer—Section 4. Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on March 25, 2020, unless and until Purchaser, in accordance with the Merger Agreement and applicable laws and regulations, has extended the period of time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, expires.

The Offer is conditioned upon the satisfaction or waiver of certain conditions discussed in “The Offer—Section 11. Conditions to the Offer.” If any of the Offer Conditions has not been satisfied or waived at the scheduled expiration of the Offer, Purchaser may, or at the written request of the Jumei, Purchaser shall, extend the Offer for one or more periods, in consecutive increments of not more than 10 business days each (or such other duration as may be agreed to by Purchaser and Jumei, to permit such Offer Condition to be satisfied; provided that in no event shall Purchaser is permitted without Jumei’s prior written consent or required to extend the Offer beyond one minute after 11:59 p.m., New York City time, on the date that is 20 business days after the date that all of the conditions to the Offer (other than any condition that, by its nature, is to be satisfied only immediately prior to the Acceptance Time) have been satisfied. In addition, Purchaser must extend the Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff.

Subject to applicable rules and regulations of the SEC, Purchaser expressly reserves the right to increase the Offer Price, to make other changes in the terms and conditions of the Offer or to waive any condition of the Offer; provided that, without the prior written consent of Jumei, Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) reduce the number of Class A Ordinary Shares or ADSs to be purchased in the Offer, (iii) impose conditions to the Offer in addition to the Offer Conditions, (iv) waive or change the Minimum Condition or Financing Condition, or (iv) amend any other term of the Offer in a manner adverse to the holders of Class A Ordinary Shares or ADSs.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, which will be made in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement and making any appropriate filing with the SEC.

If Purchaser extends the Offer, if Purchaser is delayed in its acceptance for payment of, or payment (whether before or after our acceptance for payment for the Class A Ordinary Shares and/or ADSs) for, the Class A Ordinary Shares and/or ADSs or is unable to accept Class A Ordinary Shares and/or ADSs for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Tender Agent may retain tendered Class A Ordinary Shares and/or ADSs on behalf of Purchaser, and such Class A Ordinary Shares and/or ADSs may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “The Offer—Section 4. Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Class A Ordinary Shares and/or ADSs which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer. Purchaser will not make available a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act.

If Purchaser decreases the percentage of Class A Ordinary Shares being sought or increases or decreases the consideration to be paid for Class A Ordinary Shares and/or ADSs pursuant to the Offer, such increase or decrease will be applicable to all holders whose Class A Ordinary Shares and/or ADSs are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Class A Ordinary Shares and/or ADSs, the Offer will be extended until the expiration of such ten business day period. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Class A Ordinary Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Class A Ordinary Shares or ADSs if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in “The Offer—Section 11. Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer.

Parent has requested and received from Jumei a copy of Jumei’s shareholder list and security position listings for the purpose of disseminating the Offer to shareholders and has commenced mailing of this Offer to Purchase, the related Letters of Transmittal and other related documents to record holders of Class A Ordinary Shares/ADSs and to brokers, dealers, commercial banks, trust companies and other securities intermediary whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Class A Ordinary Shares/ADSs.

2.  Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the conditions to the Offer discussed in “The Offer—Section 11. Conditions to the Offer” (if waivable), Purchaser will accept for payment, promptly after the Expiration Date, all Class A Ordinary Shares and ADSs validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, provided that the Offer has not been terminated by such date, and will pay for such Class A Ordinary Shares and ADSs. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Class A Ordinary Shares and ADSs in order to facilitate the Merger and comply in whole or in part with any applicable law.

In all cases, payment for Class A Ordinary Shares and ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of (i) the certificates evidencing such Class A Ordinary Shares/ADSs (the “Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Class A Ordinary Shares/ADSs into the Tender Agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” (ii) the Share Letter of Transmittal or the ADS Letter of Transmittal (or a facsimile thereof), as appropriate, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares”) in lieu of the Share Letter of Transmittal or ADS Letter of Transmittal and (iii) any other documents required by the Share Letter of Transmittal or ADS Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Shares Certificates or Book-Entry Confirmations with respect to Class A Ordinary Shares/ADSs are actually received by the Tender Agent.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Class A Ordinary Shares/ADSs validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Tender Agent of Purchaser’s acceptance for payment of such Class A Ordinary Shares/ADSs pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Class A Ordinary Shares/ADSs accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Tender Agent, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Class A Ordinary Shares/ADSs have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Class A Ordinary Shares/ADSs tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Class A Ordinary Shares/ADSs tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights discussed in “The Offer—Section 1. Terms of the Offer,” the Tender Agent may nevertheless retain tendered Class A Ordinary Shares/ADSs on behalf of Purchaser, and such Class A Ordinary Shares/ADSs may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in “The Offer—Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(e) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Class A Ordinary Shares/ADSs be paid, regardless of any extension of the Offer or of any delay in making such payment. No fraction of a Class A Ordinary Share/ADS will be purchased from any holder and all payments to tendering holders of the Class A Ordinary Shares/ADSs pursuant to the Offer will be rounded to the nearest whole cent.

If any tendered Class A Ordinary Shares/ADSs are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Class A Ordinary Shares/ADSs than are tendered, Share Certificates evidencing unpurchased Class A Ordinary Shares/ADSs will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Tender Agent’s account at the Book-Entry Transfer Facility pursuant to the procedure discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” such Class A Ordinary Shares/ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to Parent or any direct or indirect wholly-owned subsidiary of Parent, the right to purchase all or any portion of the Class A Ordinary Shares/ADSs tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering shareholders to receive payment for Class A Ordinary Shares/ADSs validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares

Tender of Class A Ordinary Shares

The Tender Agent has been appointed by Purchaser to act as the centralizing, paying and transfer agent for Class A Ordinary Shares in connection with the Offer. If you are a holder of Class A Ordinary Shares that are not represented by ADSs, and if you intend to tender all or any portion of such Class A Ordinary Shares into the Offer, you should deliver a properly executed Share Letter of Transmittal, and all other documents required by the Share Letter of Transmittal, to the Tender Agent, to be received prior to 12:00 midnight, New York City time, at the end of the day on the Expiration Date. If you hold Class A Ordinary Shares through a broker or other securities intermediary, you must contact such securities intermediary and instruct it to deliver the Class A Ordinary Shares you wish for it to tender on your behalf. Securities intermediaries are likely to establish cut-off times and dates to receive instructions to deliver securities that are earlier than 12:00 midnight, New York City time, at the end of the day on the Expiration Date. You should contact your broker or other securities intermediary to determine the cut-off time and date that is applicable to you.

DO NOT DELIVER ANY DOCUMENTS TO PARENT, PURCHASER, THE INFORMATION AGENT OR THE ADS DEPOSITARY. DELIVERY OF SHARE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PARENT, PURCHASER, THE INFORMATION AGENT OR THE ADS DEPOSITARY DOES NOT CONSTITUTE A VALID TENDER.

Tender of ADSs

Any ADS holder that intends to accept the Offer for all or any portion of such holder's ADSs may validly tender such ADSs by following the instructions below and in the ADS Letter of Transmittal.

Registered Holders of ADRs Evidencing ADSs

If you are a registered holder of ADRs evidencing ADSs, you should properly complete and duly execute the accompanying ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with the ADRs evidencing ADSs that you intend to tender, to the Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the Tender Agent receives these documents before 12:00 midnight, New York City time, at the end of the day on the Expiration Date. Do NOT send any ADRs evidencing ADSs, the ADS Letter of Transmittal or any related documents, to Parent, Purchaser, the ADS Depositary or the Information Agent. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a "Medallion Guarantee").

Registered Holders of Uncertificated ADSs

If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, which is The Bank of New York Mellon, you must properly complete and duly execute the accompanying ADS Letter of Transmittal, and timely deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the Tender Agent at the address set forth on the back cover of this Offer to Purchase, such that the Tender Agent receives these documents before 12:00 midnight, New York City time, at the end of the day on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.

ADSs Held through a Broker or Other Securities Intermediary in The DTC System

If you hold ADSs through a broker or other securities intermediary in the DTC system, you should promptly contact your broker or other securities intermediary and request that the securities intermediary tender your ADSs on your behalf through DTC. In order for a book-entry transfer to constitute a valid tender of your ADSs into the Offer, the ADSs must be tendered by your securities intermediary before 12:00 midnight, New York City time, at the end of the day on the Expiration Date. Further, before 12:00 midnight, New York City time, at the end of the day on the Expiration Date, the Tender Agent must receive (i) a confirmation of such tender of your ADSs and (ii) an Agent’s Message.

The term “Agent’s Message” means a message transmitted to the Tender Agent by DTC, received by the Tender Agent, and forming a part of a book-entry confirmation that states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received and agrees to be bound by the terms of this Offer to Purchase and the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

DTC, participants in DTC, and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 12:00 midnight, New York City time, at the end of the day on the Expiration Date, to receive instructions to tender ADSs. Note that if your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.

If you are unable to perform the procedures described above before 12:00 midnight, New York City time, at the end of the day on the Expiration Date, you may still be able to tender your ADSs into the Offer in accordance with the procedures for guaranteed delivery that we are making available (see “—Guaranteed Delivery”).

The method of delivery of the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder, and delivery will be considered made only when the Tender Agent actually receives the ADS Letter of Transmittal and all other required documents. If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

DO NOT DELIVER ANY DOCUMENTS TO PARENT, PURCHASER, THE ADS DEPOSITARY OR THE INFORMATION AGENT. DELIVERY OF THE ADS LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO PARENT, PURCHASER, THE ADS DEPOSITARY OR THE INFORMATION AGENT DOES NOT CONSTITUTE A VALID TENDER.

Signature Guarantees.    No signature guarantee is required on the Share Letter of Transmittal/ADS Letter of Transmittal if the (i) Share Letter of Transmittal/ADS Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Class A Ordinary Shares/ADSs) of the Class A Ordinary Shares/ADSs tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Share Letter of Transmittal/ADS Letter of Transmittal or (ii) Class A Ordinary Shares/ADSs are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution,” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Share Letter of Transmittal/ADS Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Share Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signatory of the Share Letter of Transmittal/ADS Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Share Letter of Transmittal. See Instructions 1 and 5 of the Share Letter of Transmittal.

Guaranteed Delivery.    If a shareholder desires to tender Class A Ordinary Shares/ADSs pursuant to the Offer and the Share Certificate(s) evidencing such shareholder’s Class A Ordinary Shares/ADSs are not immediately available, or if such shareholder cannot deliver the Share Certificate(s) and all other required documents to the Tender Agent prior to the Expiration Date, or if such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Class A Ordinary Shares/ADSs may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Tender Agent as provided below; and

•	the Share Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Class A Ordinary Shares/ADSs, in proper form for transfer, in each case together with the Share Letter of Transmittal/ADS Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letters of Transmittal, are received by the Tender Agent within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Tender Agent and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

In all cases, Class A Ordinary Shares/ADSs will not be deemed validly tendered unless a properly completed and duly executed Share Letter of Transmittal/ADS Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Share Letter of Transmittal/ADS Letter of Transmittal is received by the Tender Agent.

The method of delivery of Share Certificates, the Share Letter of Transmittal/ADS Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Tender Agent (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class A Ordinary Shares/ADSs, including questions as to the proper completion of any Share Letter of Transmittal/ADS Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form of transfer of any Share Certificates, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Class A Ordinary Shares/ADSs of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Class A Ordinary Shares/ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the Tender Agent will make reasonable efforts to notify any person of any defect in any Share Letter of Transmittal/ADS Letter of Transmittal submitted to the Tender Agent.

Other Requirements.    By executing the Share Letter of Transmittal/ADS Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Share Letter of Transmittal/ADS Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Class A Ordinary Shares/ADSs tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Class A Ordinary Shares/ADSs or other securities issued or issuable in respect of such Class A Ordinary Shares/ADSs, on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Class A Ordinary Shares/ADSs. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Class A Ordinary Shares/ADSs for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Class A Ordinary Shares/ADSs (and such other Shares, rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Class A Ordinary Shares/ADSs and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of Jumei’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Class A Ordinary Shares/ADSs to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment for such Class A Ordinary Shares/ADSs, Purchaser must be able to exercise full voting, consent and other rights with respect to such Class A Ordinary Shares/ADSs or rights, including voting at any meeting of shareholders or executing a written consent concerning any matter.

The tender of Class A Ordinary Shares/ADSs pursuant to any one of the procedures described above will constitute the tendering shareholders’ acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Class A Ordinary Shares/ADSs tendered, as specified in the Share Letter of Transmittal/ADS Letter of Transmittal. Purchaser’s acceptance for payment of Class A Ordinary Shares/ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

4.  Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Class A Ordinary Shares/ADSs made pursuant to the Offer are irrevocable.

Class A Ordinary Shares/ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 26, 2020, which is the 60th day after the date of commencement of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Tender Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and the taxpayer identification number (“TIN”) of the person who tendered the Class A Ordinary Shares/ADSs to be withdrawn, the number of Class A Ordinary Shares/ADSs to be withdrawn and the name of the registered holder of such Class A Ordinary Shares/ADSs, if different from that of the person who tendered such Class A Ordinary Shares/ADSs. If Share Certificates evidencing Class A Ordinary Shares/ADSs to be withdrawn have been delivered or otherwise identified to the Tender Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Tender Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Class A Ordinary Shares/ADSs have been tendered for the account of an Eligible Institution. If Class A Ordinary Shares/ADSs have been tendered pursuant to the procedure for book-entry transfer as discussed in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Class A Ordinary Shares/ADSs.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Class A Ordinary Shares/ADSs or is unable to accept Class A Ordinary Shares/ADSs for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Tender Agent may, nevertheless, on behalf of Purchaser, retain tendered Class A Ordinary Shares/ADSs and such Class A Ordinary Shares/ADSs may not be withdrawn, except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Tender Agent, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

Withdrawals of Class A Ordinary Shares/ADSs may not be rescinded. Any Class A Ordinary Shares/ADSs properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Class A Ordinary Shares/ADSs may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.”

Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Class A Ordinary Shares/ADSs in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Class A Ordinary Shares/ADSs or is unable to accept for payment or pay for Class A Ordinary Shares/ADSs pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer (including such rights as are discussed in “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 11. Conditions to the Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Tender Agent may, nevertheless, on behalf of Purchaser, retain tendered Class A Ordinary Shares/ADSs, and such Class A Ordinary Shares/ADSs may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

5.  Certain Tax Consequences

Certain United States Federal Income Tax Consequences

The following is a summary of material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below). The discussion is based on the provisions of the Code, final and temporary United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the United States federal income tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such challenge.

For the purposes of this discussion, a U.S. Holder is a beneficial owner of Class A Ordinary Shares/ADSs that tenders Class A Ordinary Shares/ADSs in the Offer and has such Class A Ordinary Shares/ADSs accepted for payment pursuant to the Offer, or exchanges Class A Ordinary Shares/ADSs for cash pursuant to the Merger, and is: (i) an individual who is a United States citizen or resident for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes. If a pass-through entity, including a partnership or other entity classified as a partnership for United States federal income tax purposes, is a beneficial owner of Class A Ordinary Shares/ADSs, the United States federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Class A Ordinary Shares/ADSs is urged to consult its own tax advisor. For United States federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a holder of ADSs will be treated in this manner.

This discussion applies only to U.S. Holders that hold Class A Ordinary Shares/ADSs as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Class A Ordinary Shares/ADSs acquired pursuant to the exercise of employee stock options or otherwise as compensation, Class A Ordinary Shares/ADSs held as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, insurance companies, United States expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations, holders required to accelerate the recognition of any item of gross income with respect Class A Ordinary Shares/ADSs as a result of such income being recognized on an applicable financial statement, and dealers in securities) that may be subject to special rules. This discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

Sale or Exchange of Class A Ordinary Shares/ADSs. The receipt of cash for Class A Ordinary Shares/ADSs pursuant to the Offer or the Merger by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder that sells Class A Ordinary Shares/ADSs pursuant to the Offer or receives cash in exchange for Class A Ordinary Shares/ADSs pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference (if any) between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares/ADSs sold pursuant to the Offer or exchanged in the Merger. If a U.S. Holder acquired different blocks of Class A Ordinary Shares/ADSs at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block.

Subject to the discussion of the passive foreign investment company rules below, the gain or loss will be long-term capital gain or loss if the Holder has held such Class A Ordinary Shares/ADSs for more than one year at the time of the completion of the Offer or consummation of the Merger (as applicable). In general, long-term capital gains of a non-corporate U.S. Holder (including an individual U.S. Holder) are eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

Consequences if Jumei is a Passive Foreign Investment Company.    A non-United States corporation, such as the Company, will be classified as a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes if, for any taxable year, either (i) 75% or more of its gross income for such year consists of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. For these purposes, the Company is treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

The Company disclosed in its previously filed annual reports on Form 20-F that it believes, subject to the respective discussions therein, that it was a PFIC for its taxable years ended December 31, 2016, December 31, 2017, and December 31, 2018, and was very likely to be a PFIC for its taxable year ended December 31, 2019.

If the Company is classified as a PFIC for any taxable year during which a U.S. Holder holds Class A Ordinary Shares/ADSs, and unless the U.S. Holder made a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether the Company remained a PFIC, on any gain recognized on the sale or other disposition of Class A Ordinary Shares/ADSs, including pursuant to the Offer or Merger. Under the PFIC rules: (i) gain is allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares/ADSs; (ii) the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which the Company is classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; (iii) the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and (iv) the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange. The Company’s ADSs (but not its Class A Ordinary Shares) are listed on the NYSE, which is a qualified exchange for these purposes. We believe that the Company’s ADSs should qualify as having been regularly traded, but no assurances may be given in this regard. If a U.S. Holder has made a valid mark-to-market election, then, in lieu of being subject to the PFIC tax and interest charge rules discussed above, any gain such U.S. Holder recognizes upon the sale of ADSs in the Offer, or exchange of ADSs in the Merger, in a year when the Company is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of disposing of Class A Ordinary Shares/ADSs pursuant to the Offer or the Merger, including the consequences if the Company is or has been treated as a PFIC.

Backup Withholding and Information Reporting.    Payments to a U.S. Holder in connection with the Offer or the Merger may be subject to backup withholding tax unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the Form W-9 included as part of the Letters of Transmittal. Backup withholding does not constitute an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or credit against the U.S. Holder’s United States federal income tax liability, provided that the required information is given to the IRS in a timely manner. Each U.S. Holder should consult its tax advisor as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

In addition, U.S. Holders may be subject to information reporting to the IRS with respect to proceeds received in connection with the Offer or the Merger. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to its particular circumstances.

PRC Tax Consequences

The Company does not believe that it should be considered a resident enterprise under the PRC Corporate Income Tax Law or that the gain recognized on the receipt of cash for Class A Ordinary Shares or ADSs should otherwise be subject to PRC tax to holders of such Class A Ordinary Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem Jumei to be a resident enterprise. If the PRC tax authorities were to determine that Jumei should be considered a resident enterprise, then gain recognized on the receipt of cash for Class A Ordinary Shares or ADSs pursuant to the Offer and Merger by holders of Class A Ordinary Shares or ADSs who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that Jumei is not considered a resident enterprise, gain recognized on the receipt of cash for Class A Ordinary Shares or ADSs will be subject to PRC tax if the holders of such Class A Ordinary Shares or ADSs are PRC residents. Shareholders should consult their own tax advisor for a full understanding of the tax consequences of the Offer or the Merger to them, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Offer, the Merger or the receipt of cash for the Class A Ordinary Shares or ADSs under the terms of the Offer or the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in or produced before a court in the Cayman Islands (for example, for enforcement); (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger; and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

6.  Price Range of the Shares; Dividends

The ADSs are listed and traded on the NYSE under the symbol “JMEI.” As of February 25, 2020, Jumei advised Parent that there were 114,147,610 Shares, being the sum of 63,255,412 Class A Ordinary Shares (excluding 36,346,294 Class A Ordinary Shares held in treasury and 1,027,040 Class A Ordinary Shares reserved but unallocated for future issuance upon exercise of share incentive awards) and 50,892,198 Class B Ordinary Shares. The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE. These sales prices per share are adjusted to reflect the ten-to-one ADS ratio change that was effective January 6, 2019.

	Trading Price (US$)
	High	Low
2018
First Quarter	40.3	25.0
Second Quarter	29.8	22.0
Third Quarter	25.6	14.4
Fourth Quarter	22.3	17.4
2019
First Quarter	28.0	18.1
Second Quarter	27.8	21.0
Third Quarter	25.5	18.3
Fourth Quarter	22.0	16.5
2020
First Quarter (through February 25, 2020)	21.0	15.3

On January 10, 2020, the last trading day before Jumei announced the receipt of the proposal by Mr. Leo Ou Chen to acquire all of Shares not already owned by Mr. Chen and his affiliates, the per share closing price of Jumei ADS reported on NYSE was $17.43. On February 25, 2020, the last full trading day prior to the date of the commencement of the Offer, the closing sales price of the ADSs on NYSE was $19.52. Shareholders are urged to obtain a current market price for the ADSs.

Jumei has not historically declared regular cash dividends and has paid no cash dividends on Shares in the past two years. The declaration and payment of future dividends, if any, by Jumei will be at the discretion of Jumei Board and will depend on, among other things, Jumei’s financial condition, general business conditions and legal restrictions regarding the payment of dividends by Jumei, and other factors.

7.  Certain Information Concerning Jumei

General.    The information concerning Jumei contained in this Offer to Purchase has been furnished by Jumei or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources.

Jumei’s principal offices are located at 20th Floor, Tower B, Zhonghui Plaza, 11 Dongzhimen South Road, Dongcheng District, Beijing 100007, People’s Republic of China, and its telephone number at such address is +86 10 5676 6999.

Financial Information.    Certain financial information relating to Jumei is hereby incorporated by reference to the audited financial statements for Jumei’s 2017 and 2018 fiscal years set forth in Jumei 2018 Form 20-F. The reports have been filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

JUMEI SELECTED FINANCIAL INFORMATION

The selected consolidated financial information with respect to the Company set forth below is derived from the audited consolidated financial statements of Jumei contained in Jumei 2018 Form 20-F. More comprehensive financial information is included in documents filed by the Company with the SEC, and the following financial information is qualified in its entirety by reference to Jumei 2018 Form 20-F, and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

The selected financial information presented below as of and for the fiscal years ended December 31, 2017 and December 31, 2018 has been derived from the Company’s audited consolidated financial statements. The selected financial information should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference therein.

Selected Consolidated Financial Data
(RMB in thousands, except per share data)

	As of December 31,
	2017	2018
	(audited)
BALANCE SHEET
Current Assets	3,386,047	3,380,166
Non-Current Assets	1,581,186	1,762,039
Current Liabilities	1,021,999	1,386,009
Non-current Liabilities	3,311	18,425
Total shareholders’ Equity	3,875,227	3,671,133

	For the year ended December 31,
	2017	2018
	(audited)
STATEMENT OF OPERATIONS
Total Net Revenue	5,816,832	4,288,868
Gross Profit	1,289,548	1,090,673
Income/(loss) from operations	(38,225)	(270,910)
Net income/(loss)	(36,978)	117,501
Basic net income per share	(0.25)	0.83
Diluted net income per share	(0.25)	0.83
Weighted average number of ordinary shares outstanding, basic	149,790,335	141,291,417
Weighted average number of ordinary shares outstanding, diluted	149,790,335	141,763,458

Net Book Value per Share of Shares

The net book value per Share as of December 31, 2018 was $4.30 based on the number of issued and outstanding Shares on 124,079,453.

Available Information.    The Class A Ordinary Share is registered under the Exchange Act. Accordingly, Jumei is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Jumei’s directors and officers, their remuneration, stock options granted to them, the principal holders of Jumei’s securities and any material interest of such persons in transactions with Jumei is required to be disclosed in periodic reports and filed with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Jumei’s filings are also available to the public on the SEC’s website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

You may contact D.F. King & Co., Inc., the Information Agent for the Offer, at (212) 269-5550, or call toll free at (866) 796-7178 to request copies of documents incorporated by reference without charge.

8.  Certain Information Concerning the Offeror Group

Parent

Parent is a wholly-owned holding vehicle of Mr. Leo Ou Chen, and indirectly holds 50,892,198 Class B Ordinary Shares of Jumei through its 100% ownership of Purchaser. Parent’s principal executive offices are located at 20th Floor, Tower B, Zhonghui Plaza, 11 Dongzhimen South Road, Dongcheng District, Beijing 100007, People’s Republic of China. Parent’s telephone number at this address is +86 10 5280 2802. Parent’s registered office in the British Virgin Islands is located at the offices of P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.

Purchaser

Purchaser is a direct wholly-owned subsidiary of Parent, and holds directly 50,892,198 Class B Ordinary Shares of Jumei, which constitute approximately 88.9% of the total voting power in Jumei. Purchaser’s principal executive offices are located at 20th Floor, Tower B, Zhonghui Plaza, 11 Dongzhimen South Road, Dongcheng District, Beijing 100007, People’s Republic of China. Purchaser’s telephone number at this address is +86 10 5280 2802. Parent’s registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

9.  Source and Amount of Funds

The Offer is conditioned upon Purchaser and Parent shall have sufficient fund, after taking into consideration the aggregate proceeds of the Debt Financing (as amended or modified), cash on hand of Purchaser, Parent, Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Purchaser and Parent, to pay (x) the aggregate Offer Price assuming all of the Class A Ordinary Shares and ADSs that are issued and outstanding and not owned by Purchaser are validly tendered and not properly withdrawn and (y) all fees and expenses expected to be incurred in connection with the Offer.

Parent and Purchaser expect to pay the Offer Price for Class A Ordinary Shares and ADSs validly tendered and not properly withdrawn together with the Merger Consideration after the Effective Time as the Merger is expected to be completed shortly following the Acceptance Time.

Because the only consideration to be paid in the Offer and the Merger is cash and the Offer is to purchase all issued and outstanding Class A Ordinary Shares not owned by the Offeror Group, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Class A Ordinary Shares/ADSs whether to sell, hold or tender Class A Ordinary Shares/ADSs in the Offer.

Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger and to pay related transaction fees and expenses will be approximately $129 million. Purchaser anticipates funding these payments with a combination of Debt Financing, certain cash on hand of Offeror Group and Jumei, available lines of credit and other sources of immediately available funds available to Parent and Purchaser. Funding of the Debt Financing is subject to the satisfaction of the conditions set forth in the Debt Commitment Letter under which the Debt Financing will be provided. Under the Merger Agreement, Parent and Purchaser are permitted to amend, modify or supplement or replace any portion of the financing commitment provided for in the debt commitment letters with new financing commitments, so long as those actions would not reasonably be expected to materially prevent, delay or impede Parent and Purchaser’s ability to consummate the Offer and the Merger or be materially adverse to the interests of Jumei prior to the consummation of the Merger.

The following summary of certain financing arrangements in connection with the Offer and the Merger is qualified in its entirety by reference to the Debt Commitment Letter, a copy of which is filed as exhibits to the Schedule TO filed with the SEC and is incorporated by reference herein. Shareholders are urged to read the Debt Commitment Letter for a more complete description of the provisions summarized below.

Secured Loan Facility

On February 10, 2020, Parent received the Debt Commitment Letter from Tiga Investments Pte. Ltd. (the “Lender”), pursuant to which and subject to the conditions set forth therein, the Lender committed to provide a term loan facility in an aggregate amount of $16 million for the Offeror Group to complete the Merger (the “Loan Facility”). On February 25, 2020, the Offeror Group accepted the Debt Commitment Letter.

The Loan Facility from the Lender will remain available for utilization. The Debt Commitment Letter provides a summary of major terms and conditions of the Debt Financing. The definitive loan agreement relating to the loan facility has not been executed as of this Offer to Purchaser and, accordingly, the actual terms of the loan facility may differ from those described in this Offer to Purchaser.

Lender’s commitments to provide the Debt Financing to Parent are subject to, among other things, (i) completion of certain actions in relation to the share mortgage in respects of the accounts of the Lender, (ii) payment of commitment fee and (iii) the satisfaction of all conditions to this Offer.

The Loan Facility will mature on the date that is 12 months after the date of utilization, and all outstanding amounts under the Loan Facility will be repaid on or prior to the maturity date.

The Loan Facility shall bear an interest rate at the aggregate of 18% per annum. Interest on the loan facility shall be payable every month.

Until all outstanding amounts and obligations under the Loan Facility have been repaid and discharged in full, the obligations with respect to the Loan Facility shall be secured by the share mortgage and personal guarantee in respects of the accounts of the Lender.

Cash and Cash Equivalents Held by the Offeror Group

The Offeror Group intends to fund the Offer and the Merger partially using cash and cash equivalents held on hand in an aggregate amount of approximately $5 million. Certain cash equivalents held by the Offeror Group are in the form of marketable securities, which the Offeror Group intends to liquidate prior to the Acceptance Time.

Cash and Cash Equivalents Held by Jumei

The Offeror Group intends to fund the Offer and the Merger partially using cash and cash equivalents held on hand by Jumei and its subsidiaries in an aggregate amount of approximately $110 million. Certain cash equivalents held by Jumei and its subsidiaries are in the form of marketable securities, which Jumei intends to liquidate prior to the Acceptance Time. Jumei and its subsidiaries also hold approximately $49 million cash in RMB in bank accounts in China. Subject to the satisfaction of certain Offer Conditions, Jumei agrees to exchange its cash in RMB into U.S. dollars using the foreign exchange quota available to it and through other means permitted under applicable law.

10.  Dividends and Distributions

If, at any time during the period between the date of execution of the Merger Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price payable by Purchaser pursuant to the Offer and the Merger will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the Offer Price, subject to further adjustment in accordance with this sentence.

11.  Conditions to the Offer

For purposes of this Section 11, capitalized terms used but not defined will have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Class A Ordinary Shares/ADSs promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) Purchaser may, but only to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment for, or the payment for, any Class A Ordinary Shares/ADSs validly tendered and not properly withdrawn, if

           (a)  any of the following conditions has not been satisfied immediately prior to the expiration of the Offer (as extended):

        (i)   there shall have been validly tendered and not withdrawn pursuant to the Offer a number of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) that, together with any other Shares registered in the name of Purchaser, constitutes at least 90% of the total voting power represented by the outstanding Shares of exercisable in a general meeting of the Company (the “Minimum Condition”);

        (ii)   Purchaser and Parent shall have sufficient fund, after taking into consideration the aggregate proceeds of the Debt Financing (as amended or modified), cash on hand of Purchaser, Parent, Jumei and its subsidiaries, available lines of credit and other sources of immediately available funds available to Purchaser and Parent, to pay (x) the aggregate Offer Price assuming all of the Class A Ordinary Shares and ADSs that are issued and outstanding and not owned by Purchaser are validly tendered and not properly withdrawn and (y) all fees and expenses expected to be incurred in connection with the Offer (the “Financing Condition”);

        (iii)   no Law, statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) which prohibits or makes illegal the consummation of the Offer or the Merger;

        (iv)   no Order or injunction of a court or Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) shall have been in effect preventing the consummation of the Offer or the Merger in any material respect or imposing a Non-Required Remedy;

        (v)   (i) the representations and warranties of Jumei set forth in the first two sentences of Section 5.02(a) of the Merger Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Merger Agreement and as of the Acceptance Time as though made as of the Acceptance Time, (ii) the representations and warranties of Jumei set forth in Section 5.01, Section 5.02 (other than the first two sentences of Section 5.02(a)), Section 5.03, Section 5.04 and Section 5.11 shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Acceptance Time as though made as of the Acceptance Time; (iii) the representations and warranties of Jumei set forth in Section 5.07 (b)(i) shall be true and correct in all respects as of the date of the Merger Agreement and as of the Acceptance Time as though made as of the Acceptance Time; and (iv) each of the other representations and warranties of Jumei set forth in the Merger Agreement shall be true and correct as of the date hereof and as of the Acceptance Time as though made as of the Acceptance Time, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date; and (y) in the case of sub-clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate, have not had (and would not reasonably be expected to have) a Material Adverse Effect;

        (vi)   Jumei shall have performed or complied in all material respect with all agreements or obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time; and

        (viii)   since the date of the Merger Agreement, no Material Adverse Effect shall have occurred and be continuing;

(b)           immediately prior to the expiration of the Offer (as extended), the Merger Agreement shall have been terminated in accordance with Section 10.01 thereunder;

(c)           immediately prior to the expiration of the Offer (as extended), Purchaser and Jumei shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Class A Ordinary Shares/ADSs thereunder; or

(d)           immediately prior to the Acceptance Time, Purchaser and Parent shall not have received a certificate executed by an authorized executive officer of the Company, dated as of the date on which the expiration of the Offer occurs, certifying that the Offer Conditions specified in the foregoing paragraphs (a)(v) and (a)(vi) have been satisfied.

The foregoing Offer Conditions (other than the Minimum Condition and Financing Condition) are for the sole benefit of Purchaser and Parent and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Purchaser, in its sole discretion, in whole or in part, at any time. The failure or delay by Purchaser or Parent at any time to exercise any of its rights pursuant to the Merger Agreement shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

12.  Effect of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration; Margin Regulations

Market for the Shares.    The purchase of Class A Ordinary Shares and ADSs by Purchaser pursuant to the Offer will reduce the number of holders of Class A Ordinary Shares/ADSs and the number of Class A Ordinary Shares/ADSs that might otherwise trade publicly and, depending upon the number of Class A Ordinary Shares/ADSs so purchased, could adversely affect the liquidity and market value of the remaining Class A Ordinary Shares/ADSs held by the public. Purchaser cannot predict whether the reduction in the number of Class A Ordinary Shares/ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Class A Ordinary Shares/ADSs or whether it would cause future market prices to be greater or less than or the same as the Offer Price.

Stock Listing.    Depending upon the number of Class A Ordinary Shares and ADSs purchased pursuant to the Offer, the ADSs may no longer meet the standards for continued listing on the NYSE. According to the NYSE’s published guidelines, the ADSs would not meet the criteria for continued listing on the NYSE if, among other things, the total number of Jumei shareholders is not at least 400. If, as a result of the purchase of the Class A Ordinary Shares/ADSs pursuant to the Offer, the ADSs no longer meet these criteria, the listing of ADSs on the NYSE would be discontinued and the market for the ADSs will be adversely affected. Regardless of whether the ADSs continue to meet the criteria for continued listing on the NYSE, after the Offer Closing, we intend to cause Jumei to terminate the listing of the ADSs on the NYSE.

Exchange Act Registration.    The Class A Ordinary Share is currently registered under the Exchange Act. Registration of the Class A Ordinary Share under the Exchange Act may be terminated upon application of Jumei to the SEC, if the ADSs are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Class A Ordinary Share under the Exchange Act would substantially reduce the information required to be furnished by Jumei to its shareholders and to the SEC in respect of the Class A Ordinary Share and would make certain provisions of the Exchange Act no longer applicable to Jumei, such as the requirement of filing an annual report with the SEC. Furthermore, the ability of “affiliates” of Jumei and persons holding “restricted securities” of Jumei to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. Purchaser currently intends to seek the delisting of the Class A Ordinary Share from NYSE and to cause Jumei to terminate the registration of the Class A Ordinary Share under the Exchange Act as soon as practicable after consummation of the Merger if the requirements for such delisting and termination of registration are met.

Margin Regulations.    The Class A Ordinary Shares/ADSs are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Class A Ordinary Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Class A Ordinary Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of Jumei’s Class A Ordinary Share under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

13.  Certain Legal Matters; Regulatory Approvals

General.    Except as described in this Section 13, based on a review of publicly available filings by Jumei with the SEC, neither Parent nor Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of Jumei that might be adversely affected by the acquisition of Class A Ordinary Shares/ADSs by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Class A Ordinary Shares/ADSs by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Class A Ordinary Shares/ADSs tendered. See “The Offer—Section 11. Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions.

Requirements for a Merger.    Following the consummation of the Offer, Purchaser will, pursuant to the Merger Agreement, consummate a merger with Jumei in which all outstanding Shares not owned by Parent and Purchaser will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, without interest, but subject to applicable $0.05 per ADS cancellation fees, $0.02 per ADS depositary service fees and related fees and withholding taxes. The Merger will be a “short-form” merger in accordance with Part XVI (and in particular section 233(7) of the Companies Law, which does not require the vote of the shareholders of the parties to the Merger. Section 238 of the Companies Law is attached to this Offer to Purchase as an exhibit and provides a procedure for exercising dissenters’ rights in the case of a “long-form” merger. However, as the Merger will be a “short-form” merger pursuant to section 233(7) of the Companies Law and no shareholder vote on the Merger will be held, holders of Class A Ordinary Shares (including holders of Class A Ordinary Shares represented by ADSs) will not be able to exercise dissenters’ rights under section 238 of the Companies Law, which applies to mergers under the Companies Law in which a shareholder vote is held.

Federal Reserve Board Regulations.    Regulations T, U and X (the “Margin Regulations”) of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Class A Ordinary Shares and ADSs, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. Parent and Purchaser will ensure that the financing of the acquisition of the Class A Ordinary Shares or ADSs will be in compliance with the Margin Regulations.

14.  Fees and Expenses

Purchaser and Parent have retained D.F. King & Co., Inc. to serve as the Information Agent and Computershare Trust Company, N.A. to serve as the Tender Agent in connection with the Offer. The Information Agent may contact holders of Class A Ordinary Shares/ADSs by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other securities intermediary to forward the Offer materials to beneficial holders. Each of the Information Agent and the Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Class A Ordinary Shares/ADSs pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

In addition, Jumei will incur its own fees and expenses in connection with the Offer. Jumei will not pay any of the fees and expenses to be incurred solely by Parent and Purchaser.

15.  Miscellaneous

The Offer is being made solely by this Offer to Purchase and the related Letters of Transmittal and is being made to the holders of Shares other than Parent and Purchaser. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Purchaser and Parent have filed with the SEC a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The Offer—Section 7. Certain Information Concerning Jumei”

JUMEI INVESTMENT HOLDING LIMITED

February 26, 2020

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND

EXECUTIVE OFFICERS OF THE OFFEROR GROUP

The sole director of each of Parent and Purchaser is Mr. Leo Ou Chen. Neither Parent nor Purchaser has an executive officer.

Mr. Leo Ou Chen is the founder and has served as the chairman and chief executive officer of Jumei International Holding Limited since its inception. Mr. Chen has also served as the acting chief financial officer of Jumei International Holding Limited since April 2018. Mr. Chen received an MBA degree from Stanford University in 2009, and a bachelor’s degree in computer science from Nanyang Technological University in Singapore in 2005.

The business address of Mr. Leo Ou Chen is 20th Floor, Tower B, Zhonghui Plaza, 11 Dongzhimen South Road, Dongcheng District, Beijing 100007, the People’s Republic of China.

The information under “Item 2. Identity and Background” of the Schedule 13D/A filed by Parent, Purchaser and Mr. Leo Ou Chen on February 25, 2020 is hereby incorporated by reference.

Schedule A

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the current ownership of Shares by Parent, Purchaser, and their respective directors, and each associate and majority-owned subsidiary of the foregoing.

	Class A Ordinary Shares (1)	Class B Ordinary Shares (1)	Percentage of Class A Ordinary Shares and Class B Ordinary Shares	Percentage of Total Voting Power (2)
Directors and Executive Officers of Parent/Purchaser
Leo Ou Chen (3)	—	50,892,198	44.6%	88.9%
Purchaser
Jumei Investment Holding Limited (4)	—	50,892,198	44.6%	88.9%

(1) Each Class B Ordinary Share is convertible at the option of the holder into one Class A Ordinary Share. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to conversion rights (noted above) and voting rights.

(2) Each Class B Ordinary Shares is entitled to ten votes per share, whereas each Class A Ordinary Shares is entitled to one vote per share.

(3) Representing 50,892,198 Class B Ordinary Shares held by Jumei Investment Holding Limited, a Cayman Islands company wholly-owned by Super ROI Global Holding Limited, a British Virgin Islands company beneficially owned by Mr. Chen through a trust. The registered address of Jumei Investment Holding Limited is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The registered address of Super ROI is P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.

(4) Representing 50,892,198 Class B Ordinary Shares held by Jumei Investment Holding Limited, a Cayman Islands company wholly-owned by Super ROI Global Holding Limited, a British Virgin Islands company beneficially owned by Mr. Chen through a trust. All such 50,892,198 Class B Ordinary Shares were transferred by Super ROI Global Holding Limited to Jumei Investment Holding Limited on February 24, 2020 for the purpose of this Offer.

Other than as set forth on this Schedule B and described in this Offer to Purchase, no transactions in the Shares have been effected during the past 60 days by Parent, Purchaser or, to the best of their knowledge, any associate or controlled subsidiary of Parent, Purchaser, Jumei or any person listed in Schedule A hereto.

According to Jumei, all executive officers and directors of Jumei intend, subject to compliance with applicable law, to tender all Class A Ordinary Shares owned by such executive officer or director. To the best of Parent’s and Purchaser’s knowledge, none of Jumei or its executive officers, directors or affiliates has made any public recommendation with respect to the Offer or the Merger other than as set forth on the Schedule 14D-9 to be filed by Jumei with the SEC.

Schedule B

SCHEDULE C

COMPANIES LAW CAP. 22 (LAW 3 OF 1961 AS CONSOLIDATED AND REVISED) OF THE CAYMAN ISLANDS – SECTION 238

238. RIGHTS OF DISSENTERS

(1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

Schedule C

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

Schedule C

The Tender Agent for the Offer to Purchase is:

If delivering by mail:	If delivering by courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET

FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE TENDER AGENT.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 796-7178

Email: JMEI@dfking.com